As filed with the Securities and Exchange Commission on August 6, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	04-2297484
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Beaver Street Waltham, Massachusetts 02453 (781) 398-2300

(Address, including zip code, and telephone number, including area code of principal executive offices)

Stephen Cohen

Senior Vice President and Chief Financial Officer

Genome Therapeutics Corp.

100 Beaver Street Waltham, Massachusetts 02453 (781) 398-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Patrick O’Brien

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

(617) 951-7000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering.  ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per Note (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
3.5% Senior Convertible Notes due 2011	$152,750,000		100%	$152,750,000	$19,353.43
Oscient Common Stock, $.10 Par Value	22,997,597	(2)(3)	(3)	(3)	(3)

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(a).
(2)	This registration statement shall also cover such additional number of shares of Oscient Pharmaceuticals common stock as are required for issuance upon a stock split, stock dividend or other event or transaction that results in an increase in the number shares issuable upon conversion of the notes pursuant to the terms of the indentures.
(3)	Pursuant to Rule 457(i), there is no filing fee with respect to the shares of Oscient Pharmaceuticals common stock because these shares would be issued upon conversion of the notes and no additional consideration would be received in connection with the exercise of the conversion privilege.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, August 6, 2004

PROSPECTUS

[GRAPHIC APPEARS HERE]	$152,750,000
3 1/2% Senior Convertible Notes due 2011 and the Shares of Common Stock Issuable Upon Conversion Thereof

We issued the notes in private placements in May 2004. $143,750,000 aggregate principle amount of notes were issued to two initial purchasers pursuant to one indenture, and the remaining $9,000,000 aggregate principle amount of notes were issued to another purchaser on the same terms and conditions pursuant to a substantially identical indenture. This prospectus will be used by selling securityholders to resell from time to time their notes and the shares of Oscient Pharmaceuticals common stock issuable upon conversion of their notes.

We will pay interest on the notes on April 15 and October 15 of each year, beginning on October 15, 2004.

Holders may convert the notes into shares of our common stock at any time prior to the maturity date of the notes (unless previously repurchased).

The conversion rate will initially be 150.5571 shares of our common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $6.64 per share of common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events.

We may not redeem the notes before May 10, 2010. On or after that date, we may redeem all or part of the notes for cash at a price equal to 100% of the principal amount of the notes to be redeemed.

Holders may require us to repurchase all or a portion of their notes, subject to specified exceptions, upon the occurrence of a fundamental change specified in this offering memorandum at a price equal to 100% of the principal amount of the notes, plus in certain circumstances, a make-whole premium. Upon a fundamental change, we may pay the repurchase price in cash or, in certain circumstances, we may choose to pay the repurchase price in shares of our common stock or a combination of cash and shares of our common stock.

We used a portion of the net proceeds from the private placements to purchase a portfolio of U.S. government securities that we pledged to secure the first six scheduled interest payments on the notes. Other than this pledge of U.S. government securities, these notes will be unsecured obligations and will rank equally with our other existing and future senior indebtedness. The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes have been designated for trading in The PortalSM Market, a subsidiary of The Nasdaq Stock Market, Inc. Any notes that are resold by means of this prospectus will no longer be eligible for trading in The PortalSM Market. Our common stock is listed on the Nasdaq National Market under the symbol “OSCI.” On August 4, 2004, the reported last sale price of our common stock on the Nasdaq National Market was $4.20 per share.

Investing in the securities involves risks. See “ Risk factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2004

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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Where you can find more information

This prospectus incorporates by reference information from documents which are not presented in or delivered with this prospectus. You should rely only on the information contained in the prospectus and in the documents that we have incorporated by reference herein. We have not authorized anyone to provide you with information that is different.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 450 Fifth Street NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the Nasdaq National Market (“Nasdaq”) located at 1735 K Street NW, Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the time that all securities covered by this prospectus have been sold; provided, however, that we are not incorporating any information furnished under either Item 9 or Item 12 of any current report on Form 8-K:

Oscient Pharmaceuticals SEC Filings (File No. 0-10824)	Period
Annual report on Form 10-K	Year ended December 31, 2003, as filed on March 5, 2004

The portions of our Proxy Statement on Schedule 14A for our 2004 Annual Meeting of Shareholders that are deemed “filed” with the SEC	As filed on March 9, 2004

Current reports on Form 8-K and Form 8-K/A	As filed on January 9, 2004; January 30, 2004; February 2, 2004; February 3, 2004; February 10, 2004; March 8, 2004; April 14, 2004; April 16, 2004; May 3, 2004; May 5, 2004; May 11, 2004; May 14, 2004; and May 26, 2004

Quarterly Report on Form 10-Q	Quarter ended March 27, 2004, as filed on May 11, 2004

The description of our common stock contained in our registration statement on Form 10/A, including any amendment or reports filed for the purpose of updating such description	As filed on January 9, 1996

Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Oscient Pharmaceuticals Corporation

100 Beaver Street

Waltham, Massachusetts 02453

Attention: Christopher Taylor, Vice President of Investor Relations

(781) 398-2300

The information contained on our website does not constitute a part of this prospectus.

Forward-looking statements

Certain information contained in this prospectus and the documents incorporated by reference herein should be considered “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements represent, among other things, the expectations, beliefs, plans and objectives of management and/or assumptions underlying or judgments concerning the future financial performance and other matters discussed in this document. The words “may,” “will,” “should,” “plan,” “believe,” “estimate,” “intend,” “anticipate,” “project,” “potential,” and

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“expect” and similar expressions are intended to identify forward-looking statements. All forward-looking statements involve certain risks, estimates, assumptions, and uncertainties and we can give no assurance that these expectations will be achieved. You are cautioned that these forward looking statements involve risk and uncertainty and actual results may differ materially from those discussed as a result of various factors described in the Section of this prospectus entitled “Risk factors.” revenues, cash flows, expenses and the cost of capital, among other things. We undertake no obligation to revise the forward-looking statements included in this prospectus to reflect any future events or circumstances.

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Summary

This summary contains basic information about us and the notes and the common stock issuable upon conversion of the notes. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk factors,” as well as the information incorporated by reference herein before making an investment decision.

Oscient Pharmaceuticals Corporation

We are a biopharmaceutical company committed to the clinical development and commercialization of new therapeutics to serve unmet medical needs. On February 6, 2004, we completed our merger with GeneSoft Pharmaceuticals, Inc. (Genesoft), a privately-held pharmaceutical company based in South San Francisco, California. As a result, we gained rights to market the FDA-approved antibiotic FACTIVE® (gemifloxacin mesylate) tablets which we expect to launch in September 2004. FACTIVE tablets have been approved by the FDA for the treatment of community-acquired pneumonia of mild to moderate severity and acute bacterial exacerbations of chronic bronchitis.

FACTIVE

Gemifloxacin is a member of the fluoroquinolone class of antibiotics. In April 2003, FACTIVE tablets were approved by the FDA for the treatment of acute bacterial exacerbations of chronic bronchitis (ABECB) and community-acquired pneumonia (CAP) of mild to moderate severity. In July 2003, FACTIVE tablets were also approved to treat CAP caused by multi-drug resistant Streptococcus pneumoniae, or S. pneumoniae, a growing clinical concern. FACTIVE tablets are the only antimicrobial currently approved for this indication.

Within the antibiotic market, quinolones, a product class with close to $3 billion in annual sales in the U.S. in 2002, have been gaining market share at the expense of older antibiotics, according to IMS Health. This is a trend that is expected to continue as resistance to older antibiotic classes increases. Due to their microbiological activity and clinical efficacy, FACTIVE tablets represent an alternative choice for the treatment of certain respiratory tract infections.

We are working towards a commercial launch of FACTIVE tablets for two approved indications in September 2004. We plan to initially market and sell FACTIVE tablets through our own sales and marketing organization in the U.S. We currently plan to have our sales representatives focus on high-prescribing primary care physicians in large markets and on pulmonologists and infectious diseases experts. We intend to seek a co-promotion partner in the U.S. for future periods to broaden our marketing efforts.

The potential competitive advantages of FACTIVE tablets include the following:

•	FACTIVE tablets have been shown in in vitro studies to be active against many bacterial isolates resistant to other classes of antibiotics, and are the only fluoroquinolone approved to treat community-acquired pneumonia of mild to moderate severity caused by multi-drug resistant S. pneumoniae.

•	FACTIVE tablets have a dual mechanism of action in bacteria, which targets two enzymes essential for bacterial growth and survival at therapeutically relevant drug levels, and as a result we believe have low in vitro potential for resistance generation.

•	FACTIVE tablets can be dosed once daily, with short courses of therapy for both ABECB (5 days) and CAP (7 days).

•	FACTIVE tablets have composition of matter patent protection through 2015, with additional patent protection through 2019.

FACTIVE tablets have been studied in nearly 7,000 patients and have a favorable safety profile. The incidence of adverse events reported for FACTIVE tablets was low and comparable to comparator drugs, namely beta-lactam antibiotics, macrolides and other fluoroquinolones. Most adverse events were described as mild to moderate. Although rash was more frequent among FACTIVE-treated patients in the total patient population than among those who received comparator drugs, in the adult population most at risk for CAP of mild to moderate severity and ABECB (patients over 40 years of age) and at the approved dosage (320 mg for 7 days or less), the rate of rash with FACTIVE tablets was low and comparable to that seen with other antibiotics.

As a post-marketing study commitment, the FDA has required that we conduct a prospective, randomized study comparing FACTIVE tablets (5,000 patients) to an active comparator (2,500 patients) in patients with CAP or ABECB. We expect to commence the Phase IV trial proximate to the product launch in the U.S. Based on the results of several clinical trials, we also plan to file a New Drug Application for FACTIVE tablets for the treatment of acute bacterial sinusitis in 2005.

We license the rights to gemifloxacin, the active ingredient in FACTIVE tablets, from LG Life Sciences of the Republic of Korea. Under this agreement, we are required to buy bulk drug requirements from LG Life Sciences, and will pay LG Life Sciences a royalty on sales in the U.S. and the territories covered by the license in the rest of North America and Europe. The arrangement also provides for potential additional milestone payments to LG Life Sciences of up to $22 million, primarily upon achieving sales targets.

Ramoplanin

We are also developing a novel investigational antibiotic, Ramoplanin, which is currently in clinical trials for the prevention and treatment of serious hospital-acquired infections. Ramoplanin is in a Phase II trial for the treatment of Clostridium difficile-associated diarrhea.

In June 2004, the Company completed enrollment of the Phase II trial of Ramoplanin for the treatment of Clostridium difficile-associated diarrhea (CDAD). Preliminary analysis of the data from this trial is underway, and, pending the outcome of this analysis and discussions with the FDA, the Company plans to commence a Phase III trial for CDAD by the end of this year. In July 2004, in order to devote resources to the CDAD trial, the Company decided to close enrollment on its Phase III clinical trial of Ramoplanin for the prevention of bloodstream infections caused by vancomycin-resistant enterococci (VRE). The Company intends to analyze the results of the VRE trial and make a determination at a later date as to any future course of action for this indication.

Other Programs

Our preclinical development programs include an oral peptide deformylase inhibitor series for the potential treatment of respiratory tract infections as well as development of a FACTIVE intravenous formulation. As we have done over the past three years, we will also continue to explore ways of expanding our existing product portfolio through the licensing and acquisition of complementary products and product candidates.

We are incorporated as a Massachusetts corporation. The address for our executive offices is 100 Beaver Street, Waltham, Massachusetts 02453 and our telephone number is (781) 398-2300. Our website is www.oscient.com. The information found on our website and on websites linked from it are not incorporated into or a part of this prospectus. On April 13, 2004, following our annual meeting of stockholders, we amended our Articles of Organization to change our name from Genome Therapeutics Corp. to Oscient Pharmaceuticals Corporation.

FACTIVE is a trademark of LG Life Sciences, Ltd. Other trademarks and trade names appearing in this prospectus are the property of their holders.

The Notes

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus entitled “Description of Notes.” For purposes of the description of the notes included in this prospectus, references to “the Company,” “issuer,” “us,” “Oscient Pharmaceuticals,” “we” and “our” refer only to Oscient Pharmaceuticals Corporation and do not include any of its subsidiaries.

Issuer	Oscient Pharmaceuticals Corporation (formerly known as Genome Therapeutics Corp.), a Massachusetts corporation.

Securities offered	$152,750,000 principal amount of 3 1/2% Senior Convertible Notes due 2011.

Ranking	The notes rank equally in right of payment to our existing and future senior indebtedness, junior to any secured indebtedness to the extent of the assets securing such indebtedness and senior to any subordinated indebtedness. As of June 26, 2004, we had $176 million of indebtedness outstanding. The notes are structurally subordinated to all liabilities of our subsidiaries. The indentures do not limit the amount of debt that we or any of our subsidiaries may incur.

Maturity	April 15, 2011, unless earlier redeemed, repurchased or converted.

Interest	3 1/2% per year on the principal amount, payable semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2004.

Security	We have purchased and pledged to the trustee under the indentures for the exclusive benefit of the holders of the notes an amount of U.S. government securities, which we expect will be sufficient, upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first six scheduled interest payments on the notes when due. We were responsible for determining the sufficiency of the securities to be pledged. A verification agent verified the mathematical accuracy of our computations. The notes will not otherwise be secured. See “Description of Notes—Security.”

Redemption at our option	On or after May 10, 2010, we may redeem for cash all or part of the notes, upon not less than 30 nor more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any.

Conversion rights	Holders may convert their notes into shares of our common stock at an initial conversion rate of 150.5571 shares per $1,000 principal amount of notes (or approximately $6.64 per share of common stock), subject to adjustment, prior to the close of business on the business day prior to the maturity date.

Adjustment of conversion rate	We will adjust the conversion rate of the notes if any of the following events occurs:

• we issue common stock as a dividend or distribution on our common stock or we effect a stock split or stock combination;

• we issue certain rights or warrants to all or substantially all holders of our common stock;

• we distribute shares of our capital stock, evidences of indebtedness or assets to all or substantially all holders of our common stock;

• we make distributions consisting of cash to all or substantially all holders of our common stock; or

• we or one of our subsidiaries makes purchases of our common stock pursuant to a tender offer or exchange offer for our common stock.

Sinking fund	None.

Fundamental change	If we undergo a fundamental change (as described in this prospectus), except in certain circumstances, you will have the option to require us to repurchase all or any portion of your notes. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, plus, in certain circumstances, a make-whole premium. Upon a fundamental change we may pay the repurchase price in cash or, in certain circumstances, we may choose to pay the repurchase price in shares of our common stock or a combination of cash and shares of our common stock.

Use of proceeds	We will not receive any proceeds from the sale by any selling security holder of the notes or the common stock issuable upon conversion of the notes.

Book-entry form	The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading	The notes are not listed on any securities exchange or included in any automated quotation system. Any notes that are sold by means of this prospectus will no longer be eligible for trading in The PORTALsm Market. The initial purchasers have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system. Our common stock is quoted on the Nasdaq National Market under the symbol “OSCI.”

Further issues	We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects, as described more fully in “Description of notes—Further issues.”

Nasdaq symbol for our common stock	OSCI

Risk factors	Investment in the notes involves risk. You should carefully consider the information under “Risk factors” and all other information included in this prospectus and the documents incorporated by reference herein, before investing in the notes.

Risk factors

Our business faces many risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition or results of operations could suffer, and the trading price of our common stock or the notes offered hereby could decline. You should consider the following risks, as well as the other information included or incorporated by reference in this prospectus before deciding to invest in the notes or the common stock issuable upon conversion of the notes.

Risks related to our business

We have a history of significant operating losses and expect these losses to continue in the future.

We have experienced significant operating losses each year since our inception and expect these losses to continue for the foreseeable future. We had a net loss of approximately $29,789,000 for the fiscal year ended December 31, 2003 and as of June 26, 2004, we had an accumulated deficit of approximately $192,310,000. We had a net loss of approximately $34,017,000 for the fiscal year ended December 31, 2002, and, as of December 31, 2002, we had an accumulated deficit of approximately $125,775,000. For the fiscal year ended December 31, 2001, we had a net loss of approximately $10,090,000, and for the fiscal year ended December 31, 2000, we had a net loss of approximately $5,847,000. The losses have resulted primarily from costs incurred in research and development, including our clinical trials, and from general and administrative costs associated with our operations. These costs have exceeded our revenues which to date have been generated principally from collaborations, government grants and sequencing services.

Prior to the merger, GeneSoft Pharmaceuticals, Inc., referred to as Genesoft, had a net loss of approximately $35,813,000 for the fiscal year ended December 31, 2003 and as of December 31, 2003, Genesoft had an accumulated deficit of approximately $91,381,000. Genesoft had a net loss of approximately $25,569,000 for the fiscal year ended December 31, 2002, and, as of December 31, 2002, Genesoft had an accumulated deficit of approximately $55,568,000. For the fiscal year ended December 31, 2001, Genesoft had a net loss of approximately $18,321,000, and for the fiscal year ended December 31, 2000, Genesoft had a net loss of approximately $7,921,000. The losses have resulted primarily from costs incurred in research and development, including Genesoft’s clinical trials, and from general and administrative costs associated with our operations. These costs have exceeded Genesoft’s revenues which to date have been generated principally from funding from the U.S. government.

We anticipate that we will incur additional losses in the current year and in future years and cannot predict when, if ever, we will achieve profitability. These losses are expected to increase in the current year as we will significantly increase our expenditures in the sales and marketing area to prepare for the commercial launch of FACTIVE tablets. We also plan to continue to expand our research and development and clinical trial activities. In addition, our partners’ product development efforts which utilize our genomic discoveries are at an early stage and, accordingly, we do not expect our losses to be substantially mitigated by revenues from milestone payments or royalties under those agreements for a number of years, if ever.

Our business will be very dependent on the commercial success of FACTIVE tablets.

FACTIVE tablets are currently our only commercial product and we expect they will account for substantially all of our revenues for at least the next several years. FACTIVE tablets have FDA marketing approval for the treatment of community-acquired pneumonia of mild to moderate severity, or CAP, and acute bacterial exacerbations of chronic bronchitis, or ABECB. The commercial success of FACTIVE tablets will depend upon their acceptance by regulators, physicians, patients and other key decision-makers as a safe, therapeutic and cost-effective alternative to other anti-infectives and other products used, or currently being developed, to treat CAP and ABECB. If FACTIVE tablets are not commercially successful, we will have to find additional sources of funding or curtail or cease operations.

In December 2000, the FDA issued a non-approvable letter to the prior owner of rights to FACTIVE due, in part, to safety concerns arising out of an increased rate of rash relative to comparator drugs, especially in young women. While the FDA did approve FACTIVE tablets for marketing in April 2003, it required, as a postmarketing study commitment, that we conduct a prospective, randomized study comparing the FACTIVE tablet (5,000 patients) to an active comparator (2,500 patients) in patients with CAP or ABECB. This study will include patients of different ethnicities, to gain safety information in populations not substantially represented in the existing clinical trial program, specifically as it relates to rash. Patients will be evaluated for clinical and laboratory safety. This Phase IV trial is in the design stage and the FDA required, as a condition to its approval, that the trial be initiated at or about the time we commence commercial sale of the product. In connection with the approval of FACTIVE tablets, the FDA has also required us to obtain data on the prescribing patterns and use of FACTIVE tablets for the first three years after their initial marketing in the U.S. As part of this requirement, we will furnish periodic reports to the FDA on the number of prescriptions issued, including refills, and the diagnoses for which the prescriptions are dispensed. The results of the Phase IV trial and the periodic reports we are required to provide to the FDA, as well as other safety information arising out of the marketing of the product, could restrict our ability to commercialize FACTIVE tablets.

We will need to raise additional funds in the future.

We expect we will need to raise additional capital in the future to fund our operations. In particular, we expect we will raise additional funds to support our sales and marketing activities, and fund clinical trials and other research and development activities. We may seek funding through additional public or private equity offerings, debt financings or agreements with customers. Our ability to raise additional capital, however, will be heavily influenced by, among other factors, the investment market for biotechnology companies and the progress of the FACTIVE and Ramoplanin commercial and clinical development programs over that period. Additional financing may not be available to us when needed, or, if available, may not be available on favorable terms. If we cannot obtain adequate financing on acceptable terms when such financing is required, our business will be adversely affected.

Future fund raising could dilute the ownership interests of our stockholders.

In order to raise additional funds, we may issue equity or convertible debt securities in the future. Depending upon the market price of our shares at the time of any transaction, we may be required to sell a significant percentage of the outstanding shares of our common stock in order to fund our operating plans, potentially requiring a stockholder vote. In addition, we may have to sell securities at a discount to the prevailing market price, resulting in further dilution to our stockholders.

We will need to develop marketing and sales capabilities to successfully commercialize FACTIVE tablets and our other product candidates.

FACTIVE tablets are our first FDA approved product. To date, we have very limited marketing and sales experience. We will need to develop a marketing and sales staff to successfully commercialize FACTIVE tablets and our other product candidates, including Ramoplanin. In order to launch FACTIVE tablets in the second half of 2004, we will need to rapidly assemble a sales and marketing force. The development of these marketing and sales capabilities will require significant expenditures, management resources and time. We may be unable to build such a sales force, the cost of establishing such a sales force may exceed any product revenues, or our marketing and sales efforts may be unsuccessful. Failure to successfully establish sales and marketing capabilities in a timely and regulatory compliant manner or to find suitable sales and marketing partners may prevent us from successfully launching FACTIVE tablets in 2004, which would materially adversely affect our business and results of operations.

We will depend on third parties to manufacture our product candidates, including FACTIVE tablets and Ramoplanin.

We will not have the internal capability to manufacture commercial quantities of pharmaceutical products under the FDA’s current Good Manufacturing Practices. We are party to an agreement with LG Life Sciences to manufacture bulk quantities of FACTIVE. We have also entered into an agreement with Biosearch (which merged with Versicor Inc. in March 2003 and subsequently changed its name to Vicuron Pharmaceuticals Inc.) to manufacture bulk quantities of Ramoplanin, and we expect to enter into similar agreements with third parties for the manufacture of future product candidates. Although the LG Life Sciences facilities have previously been inspected by the FDA, they had not been actively manufacturing product for 32 months until their re-start of activity in October 2003. Future inspections may find deficiencies in the facilities or processes that may delay or prevent the manufacture or sale of FACTIVE tablets.

LG Life Sciences is obligated to provide us with finished product until the termination or expiration of its existing agreement with SB Pharmco Puerto Rico, Inc., or SB Pharmco, which provides for the supply of finished FACTIVE product by SB Pharmco. The term of this agreement ended on June 30, 2004 but was extended by LG Life Sciences to September 30, 2004. We are currently in discussions with other potential providers of finished products to assume these responsibilities for subsequent periods. We estimate that it will take 9 to 15 months to obtain the FDA approvals necessary for qualification of a new provider of finished FACTIVE tablets. We expect to obtain quantities of FACTIVE tablets from SB Pharmco that will provide us with sufficient inventory until the new provider can be qualified. If we are unable to obtain the FDA approvals necessary to qualify a new provider by the time that our supply of finished FACTIVE tablets to be received from SB Pharmco is exhausted, our supply of FACTIVE product would be interrupted and our business may be materially adversely affected. In addition, we cannot assure you that SB Pharmco or any new secondary manufacturer will be able to avoid batch failures or other production delays which could cause our supply of FACTIVE tablets to be interrupted.

We cannot be certain that LG Life Sciences, Vicuron or future manufacturers will be able to deliver commercial quantities of product candidates to us or that such deliveries will be made on a timely basis. Currently, the only source of supply for FACTIVE bulk drug product is LG Life Sciences’ facility in South Korea, and if such facility were damaged or otherwise unavailable, we would incur substantial costs and delay in the commercialization of FACTIVE tablets. If we are forced to find an alternative source for Ramoplanin or other product candidates, we could also incur substantial costs and delays in the further commercialization of such products. We may not be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. Also, if we change the source or location of supply or modify the manufacturing process, regulatory authorities will require us to demonstrate that the product produced by the new source or from the modified process is equivalent to the product used in any clinical trials that we had conducted.

Moreover, while we may choose to manufacture products in the future, we have no experience in the manufacture of pharmaceutical products for clinical trials or commercial purposes. If we decide to manufacture products, it would be subject to the regulatory requirements described above. In addition, we would require substantial additional capital and would be subject to delays or difficulties encountered in manufacturing pharmaceutical products. No matter who manufactures the products, we will be subject to continuing obligations regarding the submission of safety reports and other post-market information.

We cannot expand the indications for which we will market FACTIVE unless we receive FDA approval for each additional indication. Failure to expand these indications will limit the size of the commercial market for FACTIVE.

In April 2003, FACTIVE tablets were approved by the FDA for the treatment of community-acquired pneumonia of mild to moderate severity and acute bacterial exacerbations of chronic bronchitis. One of the objectives of ours is to expand the indications for which FACTIVE is approved for marketing by the FDA, including for the indication of acute bacterial sinusitis. While clinical trials for the treatment of acute bacterial sinusitis, or ABS, with FACTIVE tablets have previously been completed, there is no assurance that the FDA or other regulatory agencies will find the results of these trials to be sufficient to approve the sale of FACTIVE for ABS. We may be unable to obtain the necessary regulatory approvals to market FACTIVE or ABS or we may need to conduct additional clinical trials in order to market FACTIVE for this indication. In order to market FACTIVE for other indications, we will need to conduct additional clinical trials, obtain positive results from those trials and obtain FDA approval for such proposed indications. If we are unsuccessful in expanding the approved indications for the use of FACTIVE, the size of the commercial market for FACTIVE will be limited.

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Failure to obtain regulatory approval in foreign jurisdictions will prevent us from marketing FACTIVE abroad.

In order to market FACTIVE in the European Union and other foreign jurisdictions for which we have rights to market the product, we or our distribution partners must obtain separate regulatory approvals. Obtaining foreign approvals may require additional trials and expense. We may not be able to obtain approval or may be delayed in obtaining approval from any or all of the jurisdictions in which we seek approval to market FACTIVE.

Sales of FACTIVE in European countries in which we do not have rights to market the product could adversely affect sales in the European countries in which we have exclusive rights to market the product.

Our exclusive rights to market FACTIVE in Europe are limited to France, Germany, the United Kingdom, Luxembourg, Ireland, Italy, Spain, Portugal, Belgium, the Netherlands, Austria, Greece, Sweden, Denmark, Finland, Norway, Iceland, Switzerland, Andorra, Monaco, San Marino and Vatican City. These countries include the current members of the European Union. However, in the future, a number of additional European countries in which we do not have rights to market FACTIVE may be admitted as members of the European Union. If LG Life Sciences were to sell FACTIVE or license a third party to sell FACTIVE in such countries after they are admitted to the European Union, our ability to maintain our projected profit margins based on sales in the territories covered by the LG Life Sciences license agreement may be adversely affected because customers in our territory may purchase FACTIVE from neighboring countries in the European Union and our ability to prohibit such purchases may be limited under European Union antitrust restrictions.

Failure to secure distribution partners in foreign jurisdictions will prevent us from marketing FACTIVE abroad.

We intend to market FACTIVE through distribution partners in most, if not all, of the international markets for which we have a license to market the product. This will include the European Union, Canada and Mexico. We may not be able to secure distribution partners at all, or those that we do secure may not be successful in marketing and distributing FACTIVE. If we are not able to secure distribution partners or those partners are unsuccessful in their efforts, it would significantly limit the revenues that we expect to obtain from the sales of FACTIVE.

The development and commercialization of our products may be terminated or delayed, and the costs of development and commercialization may increase, if third parties who we rely on to manufacture and support the development and commercialization of our products do not fulfill their obligations.

Our development and commercialization strategy entails entering into arrangements with corporate and academic collaborators, contract research organizations, distributors, third-party manufacturers, licensors, licensees and others to conduct development work, manage our clinical trials, manufacture our products and market and sell our products outside of the United States. We will not have the expertise or the resources to conduct such activities on our own and, as a result, we will be particularly dependent on third parties in these areas.

We may not be able to maintain our existing arrangements with respect to the commercialization of FACTIVE or establish and maintain arrangements to develop and commercialize Ramoplanin or any additional product candidates or products we may acquire on terms that are acceptable to us. Any current or future arrangements for development and commercialization may not be successful. If we are not able to establish or maintain agreements relating to FACTIVE, Ramoplanin or any additional products we may acquire on terms which we deem favorable, our results of operations would be materially adversely affected.

Third parties may not perform their obligations as expected.

The amount and timing of resources that third parties devote to developing, manufacturing and commercializing our products are not within our control. Furthermore, our interests may differ from those of third parties that manufacture or commercialize our products. Disagreements that may arise with these third parties could delay or lead to the termination of the development or commercialization of our product candidates, or result in litigation or arbitration, which would be time consuming and expensive.

If any third party that manufactures or supports the development or commercialization of our products breaches or terminates its agreement with us, or fails to conduct its activities in a timely and regulatory compliant manner, such breach, termination or failure could:

•	delay or otherwise adversely impact the development or commercialization of FACTIVE tablets, Ramoplanin, our other product candidates or any additional product candidates that we may acquire or develop;

•	require us to undertake unforeseen additional responsibilities or devote unforeseen additional resources to the development or commercialization of our products; or

•	result in the termination of the development or commercialization of our products.

Clinical trials are costly, time consuming and unpredictable, and we have limited experience conducting and managing necessary preclinical and clinical trials for our product candidates.

Our lead product, FACTIVE tablets, will need to complete a Phase IV post-approval clinical trial in compliance with FDA requirements pursuant to the product’s approval. Additionally, clinical trials may be necessary to gain approval to market the product for the treatment of acute bacterial sinusitis. Additional clinical trials will be required to gain approval to market FACTIVE for other indications. In June 2004, the Company completed enrollment of the Phase II trial of Ramoplanin for the treatment of Clostridium difficile-associated diarrhea (CDAD). Preliminary analysis of the data from this trial is underway, and, pending the outcome of this analysis and discussions with the FDA, the Company plans to commence a Phase III trial for CDAD by the end of this year. In July 2004, in order to devote resources to the CDAD trial, the Company decided to close enrollment on its Phase III clinical trial of Ramoplanin for the prevention of bloodstream infections caused by vancomycin-resistant enterococci (VRE). The Company intends to analyze the results of the VRE trial and make a determination at a later date as to any future course of action for this indication. We may not be able to complete these trials or make the filings within the timeframes we currently expect. If we are delayed in completing the trials or making the filings, our business may be adversely affected, including as a result of increased costs.

We may not be able to demonstrate the safety and efficacy of FACTIVE in indications other than those for which it has already been approved or of our other products including Ramoplanin, in each case, to the satisfaction of the FDA, or other regulatory authorities. We may also be required to demonstrate that our proposed products represent an improved form of treatment over existing therapies and we may be unable to do so without conducting further clinical studies. Negative, inconclusive or inconsistent clinical trial results could prevent regulatory approval, increase the cost and timing of regulatory approval or require additional studies or a filing for a narrower indication.

The speed with which we are able to complete our clinical trials and our applications for marketing approval will depend on several factors, including the following:

•	the rate of patient enrollment, which is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the nature of the protocol;

•	fluctuations in the infection rates for patients enrolled in our trials;

•	compliance of patients and investigators with the protocol and applicable regulations;

•	prior regulatory agency review and approval of our applications and procedures;

•	analysis of data obtained from preclinical and clinical activities which are susceptible to varying interpretations, which interpretations could delay, limit or prevent regulatory approval;

•	changes in the policies of regulatory authorities for drug approval during the period of product development; and

•	the availability of skilled and experienced staff to conduct and monitor clinical studies, to accurately collect data and to prepare the appropriate regulatory applications.

In addition, the cost of human clinical trials varies dramatically based on a number of factors, including the order and timing of clinical indications pursued, the extent of development and financial support from alliance partners, the number of patients required for enrollment, the difficulty of obtaining clinical supplies of the product candidate, and the difficulty in obtaining sufficient patient populations and clinicians.

We have limited experience in conducting and managing the preclinical and clinical trials necessary to obtain regulatory marketing approvals. We may not be able to obtain the approvals necessary to conduct clinical studies. Also, the results of our clinical trials may not be consistent with the results obtained in preclinical studies or the results obtained in later phases of clinical trials may not be consistent with those obtained in earlier phases. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing.

If regulatory approval of a drug is granted, such approval is likely to limit the indicated uses for which it may be marketed. Furthermore, even if a product gains regulatory approval, the product and the manufacturer of the product will be subject to continuing regulatory review, including the requirement to conduct post-approval clinical studies. We may be restricted or prohibited from marketing or manufacturing a product, even after obtaining product approval, if previously unknown problems with the product or its manufacture are subsequently discovered.

Our product candidates will face significant competition in the marketplace.

FACTIVE tablets are approved for the treatment of community-acquired pneumonia of mild to moderate severity and acute bacterial exacerbations of chronic bronchitis. There are several classes of antibiotics that are primary competitors for the treatment of these indications, including:

•	other fluoroquinolones such as Levaquin® (levofloxacin), a product of Ortho-McNeil Pharmaceutical, Inc., Tequin® (gatifloxacin), a product of Bristol-Myers Squibb Company, and Cipro® (ciprofloxacin) and Avelox® (moxifloxacin), both products of Bayer Corporation;

•	macrolides such as Biaxin® (clarithromycin), a product of Abbott Laboratories and Zithromax® (azithromycin), a product of Pfizer Inc.; and

•	penicillins such as Augmentin® (amoxicillin/clavulanate potassium), a product of GlaxoSmithKline.

In addition, a new drug application for Ketek®, a ketolide antibiotic from Aventis Pharmaceuticals, has been approved by the FDA and Ketek is currently marketed in Europe. Many generic antibiotics are also currently prescribed to treat these infections. Moreover, a number of the antibiotic products that are competitors of FACTIVE tablets will be going off patent at dates ranging from 2003 to 2010. As these competitors lose patent protection, makers of generic drugs will likely begin to produce some of these competing products and this could result in pressure on the price at which we are able to sell FACTIVE tablets and reduce our profit margins.

Ramoplanin is in clinical development for the treatment of Clostridium difficile-associated diarrhea (CDAD). We are aware of two products currently utilized in the marketplace—Vanconin® (vancomycin), a product of Eli Lilly, and metronidazole, a generic product—for treatment of this indication. We are also aware of at least three companies with products in development for the treatment of CDAD—Geltex/Genzyme in Phase II; ImmuCell in Phase I/II; and Acambis in Phase I/II. It is also possible that other companies are developing competitive products for this indication. We are aware that Vicuron and Novartis Pharma are jointly developing PDF inhibitor agents that may compete with any PDF products developed by us. In July 2004, in order to devote resources to the CDAD trial, the Company decided to close enrollment on its Phase III clinical trial of Ramoplanin for the prevention of bloodstream infections caused by vancomycin-resistant enterococci (VRE). The Company intends to analyze the results of the VRE trial and make a determination at a later date as to any future course of action for this indication. We have no knowledge of any product currently approved by the FDA for this indication, nor are we aware of any product candidate currently in clinical trials for this indication. It is possible that competition exists without our knowledge and that current discovery and preclinical efforts are ongoing for this indication.

All of our other internal product programs are in earlier stages and have not yet reached clinical development and are not yet indication specific. Our alliance-related product development programs are also all in preclinical stages, and it is therefore not possible to identify any product profiles or competitors for these product development programs at this time. Our industry is very competitive and it therefore is likely that if and when product candidates from our early stage internal programs or our alliance programs reach the clinical development stage or are commercialized for sale, these products will also face competition.

Many of our competitors will have substantially greater capital resources, facilities and human resources than us. Furthermore, many of those competitors are more experienced than us in drug discovery, development and commercialization, and in obtaining regulatory approvals. As a result, those competitors may discover, develop and commercialize pharmaceutical products or services before us. In addition, our competitors may discover, develop and commercialize products or services that are more effective than, or otherwise render non-competitive or obsolete, the products or services that we or our collaborators are seeking to develop and commercialize. Moreover, these competitors may obtain patent protection or other intellectual property rights that would limit our rights or the ability of our collaborators to develop or commercialize pharmaceutical products or services.

We will rely upon existing and prospective alliance partners, licensees and government grants and contracts as a source of revenue for our operations and as a means of developing and commercializing our products.

Our strategy for developing and commercializing therapeutic, vaccine and diagnostic products depends, in part, on strategic alliances and licensing arrangements with pharmaceutical and biotechnology partners. We currently have alliances with AstraZeneca, bioMerieux, Schering-Plough and Wyeth. Over the past several years, we have received a substantial portion of our revenue from these alliances. However, our research obligations under our strategic alliances have been fulfilled. As a result, any substantial additional revenues under these alliances will consist of milestone payments based on the achievement by the alliance partner of development milestones or royalties based on the sale of products arising from the alliance. The achievement of any of the development milestones and successful development of any products under these alliances are dependent on the alliance partners’ activities and are beyond our control. We cannot assure you that any milestones will be attained, that any products will be successfully developed by the alliance partners or that we will receive any substantial additional revenues under these alliances.

If our partners develop products using our discoveries, we will rely on these partners for product development, regulatory approval, manufacturing and marketing of those products before we can receive some of the milestone payments, royalties and other payments to which we may be entitled under the terms of some of its alliance agreements. Our agreements with our partners typically allow the partners significant discretion in electing whether to pursue any of these activities. We will not be able to control the amount and timing of resources our partners may devote to our programs or potential products. As a result, there can be no assurance that our partners will perform their obligations as expected.

Our strategy will include entering into multiple, concurrent alliances and business partnerships, including, but not limited to in-licensing and co-promotion agreements. There can be no assurance that we will be able to manage multiple alliances and partnerships successfully. The risks we will face in managing multiple alliances and partnerships include maintaining confidentiality among partners, avoiding conflicts between partners and avoiding conflicts between us and our partners. If we fail to manage our alliances and partnerships effectively, or if any of the problems described above arise, one or more of the following could occur which could have a material adverse effect on our business:

•	use of significant resources to resolve conflicts,

•	delay in, or an adverse effect on, sales and marketing efforts for our products,

•	delay in development activities,

•	legal claims involving significant time,

•	significant expense,

•	loss of reputation, and

•	termination of one or more alliances, or loss of capital and loss of revenues.

We have applied for and received grants from the U.S. government in the past. Our strategy going forward will include the continued pursuit of government grants and contracts. We can not assure you that we will obtain any additional grants or that our existing grants will continue to be funded. If we are unable to obtain additional grants or maintain our existing grants, our revenues would be adversely affected.

Development of therapeutic, diagnostic and vaccine products by our strategic alliance partners based on our discoveries will be subject to the high risks of failure inherent in the development or commercialization of biopharmaceutical products.

There can be no assurance of the successful development or commercialization of any products by our strategic alliance partners. Successful development and commercialization will be subject to numerous risks at each stage. For example, there can be no assurance that the high-throughput screening or lead optimization processes for a given strategic alliance will identify any compounds suitable for clinical development. Even if product candidates based on our discoveries undergo clinical trials, there can be no assurance that those clinical trials will indicate that the product candidates are safe or effective. The pace at which the clinical trials proceed is also uncertain. Furthermore, after the completion of clinical trials, a product could fail to receive necessary regulatory approvals due to negative, inconclusive or insufficient clinical data or other reasons beyond our control. Even if the necessary regulatory approvals for a product are obtained, it may be difficult or impossible to manufacture the product on a large scale, be uneconomical to market, fail to be developed prior to the successful marketing of similar products by competitors or infringe on proprietary rights of third parties.

Our failure to acquire and develop additional product candidates or approved products will impair our ability to grow.

As part of our growth strategy, we intend to acquire and develop additional product candidates or approved products. The success of this strategy depends upon our ability to identify, select and acquire biopharmaceutical products that meet our criteria. We may not be able to acquire the rights to additional product candidates and approved products on terms that we find acceptable, or at all.

New product candidates acquired or in-licensed by us may require additional research and development efforts prior to commercial sale, including extensive preclinical and/or clinical testing and approval by the FDA and corresponding foreign regulatory authorities. All product candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that the product candidate will not be safe, non-toxic and effective or approved by regulatory authorities. In addition, it is uncertain whether any approved products that we develop or acquire will be:

•	manufactured or produced economically;

•	successfully commercialized; or

•	widely accepted in the marketplace.

Future acquisitions may absorb significant resources and may be unsuccessful.

As part of our strategy, we may pursue acquisitions of businesses or assets or investments in or other relationships and alliances with third parties. Acquisitions may involve significant cash expenditures, debt incurrence, additional operating losses, dilutive issuances of equity securities, and expenses that could have a material adverse effect on our financial condition and results of operations. For example, to the extent that we elect to pay the purchase price for such acquisitions in shares of our stock, the issuance of additional shares of our stock will be dilutive to our stockholders. Acquisitions involve numerous other risks, including:

•	difficulties integrating acquired technologies and personnel into our business;

•	diversion of management from daily operations;

•	inability to obtain required financing on favorable terms or at all;

•	entering new markets in which we have little or no previous experience;

•	potential loss of key employees or customers of acquired companies;

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies; and

•	amortization of the intangible assets of acquired companies.

It may be difficult for us to complete these types of transactions quickly and to integrate the businesses efficiently into our business. Any acquisitions or investments by us may ultimately have a negative impact on our business, financial condition and results of operations.

We will depend on key personnel in a highly competitive market for skilled personnel.

We will be highly dependent on the principal members of our senior management and key scientific and technical personnel. The loss of any of our personnel could have a material adverse effect on our ability to achieve our goals. We currently maintain employment agreements with the following senior officers: Steven M. Rauscher, President and Chief Executive Officer; Stephen Cohen, Senior Vice President and Chief Financial Officer; and Gary Patou, M.D., Executive Vice President, Chief Medical Officer. The term of each employment agreement continues until it is terminated by the officer or us, except for Dr. Patou’s agreement which runs through January 1, 2005, after which he becomes a consultant for one year. We do not currently maintain key person life insurance on any of our employees.

Our future success is dependent upon our ability to attract and retain additional qualified sales and marketing, clinical development, scientific and managerial personnel. The plan to launch the commercial sale of FACTIVE tablets during the second half of 2004 will require us to significantly increase our hiring of new employees, primarily with expertise in the areas of sales and marketing. Like others in our industry, we may face, and in the past we have faced from time to time, difficulties in attracting and retaining certain employees with the requisite expertise and qualifications. We believe that our historical recruiting periods and employee turnover rates are similar to those of others in our industry; however, we cannot be certain that we will not encounter greater difficulties in the future.

Our intellectual property protection and other protections may be inadequate to protect our products.

Our success will depend, in part, on our ability to obtain commercially valuable patent claims and protect our intellectual property. We currently own or license approximately 50 issued U.S. patents, approximately 127 pending U.S. patent applications, 50 issued foreign patents and approximately 143 pending foreign patent applications. These patents and patent applications primarily relate to (1) the field of human and pathogen genetics, (2) the chemical composition, use, and method of manufacturing FACTIVE, (3) metalloenzyme inhibitors, their uses, and their targets, and (4) DNA-Nanobinder(TM) compounds and their use as anti-infective therapeutics. Our material patents are as follows:

•	U.S. Patent No. 5,633,262 granted May 27, 1997, relating to quinoline carboxylic acid derivatives having 7-(4-amino-methyl-3-oxime) pyrrolidine substituent; licensed from LG Life Sciences; expiring June 15, 2015;

•	U.S. Patent No. 5,776,944 granted July 7, 1998, relating to 7-(4-aminomethyl-3-methyloxyiminopyrroplidin-1-yl)-1-cyclopropyl-6-fluoro-4-oxo-1,4-dihydro-1,8-naphthyridine-3-carboxylic acid ; licensed from LG Life Sciences; expiring June 15, 2015;

•	U.S. Patent No. 5,869,670 granted February 9, 1999, relating to 7-(4-aminomethyl-3-methyloxyiminopyrrolidin-1-yl)-1-cyclopropyl-6-fluoro-4-oxo-1,4-dihydro-1,8-naphthyridine-3-carboxylic acid; licensed from LG Life Sciences; expiring June 15, 2015;

•	U.S. Patent No. 5,962,468 granted October 5, 1999, relating to 7-(4-aminomethyl-3-methyloxyiminopyrrolidin-1-yl)-1-cyclopropyl-6-fluoro-4-oxo-1,4-dihydro-1,8-naphthyridine-3 carboxylic acid; licensed from LG Life Sciences; expiring June 15, 2015;

•	U.S. Patent No. 6,340,689 granted January 22, 2002, relating to methods of using quinolone compounds against atypical upper respiratory pathogenic bacteria; licensed from LG Life Sciences; expiring September 14, 2019;

•	U.S. Patent No. 6,262,071 granted July 17, 2001, relating to methods of using antimicrobial compounds against pathogenic Mycoplasma bacteria; licensed from LG Life Sciences; expiring September 21, 2019;

•	U.S. Patent No. 6,331,550 granted December 18, 2001, relating to methods of using of quinolone compounds against anaerobic pathogenic bacteria; licensed from LG Life Sciences; expiring September 21, 2019;

•	U.S. Patent No. 6,455,540 granted September 24, 2002, relating to methods of use of quinolone compounds against anaerobic pathogenic bacteria; licensed from LG Life Sciences; expiring September 21, 2019;

•	U.S. Patent No. 6,423,690 granted July 23, 2002, relating to antibacterial agents; licensed from Vernalis; expiring February 5, 2019;

•	U.S. Patent No. 6,441,042 granted August 27, 2002, relating to hydroxamic acid derivatives as antibacterials; licensed from Vernalis; expiring May 14, 2019;

•	U.S. Patent No. 6,380,370 granted April 30, 2002, relating to Staphylococcus epidermidis; expiring August 13, 2018;

•	U.S. Patent No. 6,551,795 granted April 22, 2003, relating to Pseudomonas aeruginosa; expiring February 18, 2019;

•	U.S. Patent No. 6,562,958 granted May 13, 2003, relating to Acinetobacter baumannii; expiring June 4, 2019;

•	U.S. Patent No. 6,583,275 granted June 24, 2003, relating to Enterococcus faecium; expiring June 30, 2018;

•	U.S. Patent No. 6,583,266 granted June 24, 2003, relating to Mycobacterium tuberculosis and leprae; expiring June 24, 2020;

•	U.S. Patent No. 6,605,709 granted August 12, 2003, relating to Proteus mirabilis; expiring April 5, 2020;

•	U.S. Patent No. 6,6105,836 granted August 26, 2003, relating to Klebsiella pneumoniae; expiring January 27, 2020; and

•	U.S. Patent No. 6,617,156 granted September 9, 2003, relating to Enterococcus faecalis; expiring August 13, 2018.

While it is difficult to assess the value of our intellectual property portfolio, the patents named above may provide a competitive advantage in certain instances in the pathogen and anti-infective field by requiring others to obtain a license from us if they wish to produce competing products. However, there is no assurance that any of these patents, if challenged, will be found to be enforceable or that any of these patents will provide us with a competitive advantage.

We are not currently involved in any litigation, settlement negotiations, or other legal action regarding patent issues and we are not aware of any patent litigation threatened against us. Our patent position involves complex legal and factual questions, and legal standards relating to the validity and scope of claims in the applicable technology fields are still evolving. Therefore, the degree of future protection for our proprietary rights is uncertain.

Under our license agreement with LG Life Sciences, we obtained an exclusive license to develop and market gemifloxacin in certain territories. This license covers 11 issued U.S. patents and a broad portfolio of corresponding foreign patents and pending patent applications. These patents include claims that relate to the chemical composition of FACTIVE, methods of manufacturing and their use for the prophylaxis and treatment of bacterial infections. The U.S. patents are currently set to expire at various dates, ranging from 2015, in the case of the principal patents relating to FACTIVE, to 2019. We have filed patent term extension applications, covering the regulatory review process, for the principal patents. If granted, these extensions would extend the exclusivity period through 2017. We also have the exclusive right to use FACTIVE trademarks, trade names, domain names and logos in conjunction with the use or sale of the product in the territories covered by the license.

LG Life Sciences, as owner of U.S. Patent Nos. 5,776,944 and 5,962,468, submitted requests for reexamination to the U.S. Patent & Trademark Office, or PTO, in order to place additional references into the record of each patent. Both requests were granted by the PTO. Patent ‘468 has been reexamined with relatively minor modifications to the claims and confirmed patentable over the submitted references. The reexamination of Patent ‘944 is currently pending. If the PTO does not confirm the claims in this patent as patentable, our patent protection with respect to FACTIVE in the U.S. may be weakened.

The patents that we license to Ramoplanin under our agreement with Vicuron include claims relating to methods of manufacturing Ramoplanin as well as methods increasing the yield of the active compound. We also have applications pending relating to various novel uses of Ramoplanin. The patent covering the chemical composition of Ramoplanin has expired. To provide additional protection for Ramoplanin, we rely on proprietary know-how relating to maximizing yields in the manufacture of Ramoplanin, and intend to rely on the five year data exclusivity provisions under the Hatch-Waxman Act.

The risks and uncertainties that we will face with respect to our patents and other proprietary rights include the following:

•	the pending patent applications that we have filed or to which they have exclusive rights may not result in issued patents or may take longer than expected to result in issued patents;

•	the claims of any patents which are issued may be limited from those in the patent applications and may not provide meaningful protection;

•	we may not be able to develop additional proprietary technologies that are patentable;

•	the patents licensed or issued to us or our partners may not provide a competitive advantage;

•	other companies may challenge patents licensed or issued to us or our partners;

•	patents issued to other companies may harm our ability to do business; and

•	other companies may independently develop similar or alternative technologies or duplicate our technologies; and other companies may design around technologies we have licensed or developed.

In addition, we are aware that some companies have published patent applications relating to nucleic acids and proteins from various pathogenic organisms. If these companies receive issued patents, their patents may limit our ability and the ability of our collaborators to practice under any patents that may be issued to us or our collaborators. Because of this, we or our collaborators may not be able to obtain patents with respect to the genes of infectious agents or the value of certain other patents issued to us or our collaborators may be limited. Also, even if a patent were issued to us, the scope of coverage or protection afforded to such patent may be limited.

We will bear substantial responsibilities under our license agreements for FACTIVE and Ramoplanin, and there can be no assurance that we will successfully fulfill our responsibilities.

In connection with the merger, we have assumed Genesoft’s exclusive license from LG Life Sciences to develop and market FACTIVE in North America and France, Germany, the United Kingdom, Luxembourg, Ireland, Italy, Spain, Portugal, Belgium, the Netherlands, Austria, Greece, Sweden, Denmark, Finland, Norway, Iceland, Switzerland, Andorra, Monaco, San Marino and Vatican City. Under this agreement, we are responsible, at our expense and through consultation with LG Life Sciences, for the clinical and commercial development of FACTIVE in the countries covered by the license, including the conduct of clinical trials, the filing of drug approval applications with the FDA and other applicable regulatory authorities and the marketing, distribution and sale of FACTIVE in our territory; provided, that LG Life Sciences has the right to co-promote the product on terms to be negotiated in our territory for 2008 and periods commencing thereafter, in which case our royalty obligations to LG Life Sciences would cease. The agreement also requires a minimum sales commitment over a period of time, which if not met, would result in the technology being returned to LG Life Sciences. We believe that we are currently in compliance with our obligations under the agreement with LG Life Sciences, but there can be no assurance that we will be able to remain in compliance due to the limitations on our resources and the many risks of conducting clinical trials, as described above in “Clinical trials are costly, time consuming and unpredictable, and we have limited experience conducting and managing necessary preclinical and clinical trials for our product candidates” and the challenges inherent in the commercialization of new products as described above in “Our product candidates will face significant competition in the marketplace.”

LG Life Sciences has the obligation under the agreement to diligently maintain its patents and the patents of third parties to which it has rights that, in each case, relate to gemifloxacin, the active ingredient in FACTIVE tablets. We have the right, at our expense, to control any litigation relating to suits brought by a third party alleging that the manufacture, use or sale of gemifloxacin in its licensed field in the territories covered by the license infringes upon our rights. We also have the primary right to pursue actions for infringement of any patent licensed from LG Life Sciences under the license agreement within the territories covered by the license. If we elect not to pursue any infringement action, LG Life Sciences has the right to pursue it. The costs of any infringement actions are first paid out of any damages recovered. If we are the plaintiff, the remainder of the damages are retained by us, subject to our royalty obligations to LG Life Sciences. If LG Life Sciences is the plaintiff, the remainder of the damages are divided evenly between us and LG Life Sciences, subject to our royalty obligations to LG Life Sciences. The costs of pursuing any such action could substantially diminish our resources.

Under our agreement with Vicuron, we have obtained an exclusive license to develop and market oral Ramoplanin in the United States and Canada. Under this agreement, we are responsible, at our expense, for the clinical and non-clinical development of Ramoplanin in our field, the prevention and treatment of human disease, in the United States and Canada, including the conduct of clinical trials and the filing of drug approval applications with the FDA and other applicable regulatory authorities. Vicuron is responsible for providing us with all information in its possession relating to Ramoplanin in our licensed field, for cooperating with us in obtaining regulatory approvals of Ramoplanin and for using diligent efforts to provide us with bulk Ramoplanin sufficient to carry out our clinical development activities. We believe that we are currently in compliance with our obligations under the License and Supply Agreement, but there can be no assurance that we will be able to remain in compliance due to the limitations on our resources and the many risks of conducting clinical trials, as described above in “Clinical trials are costly, time consuming and unpredictable, and we have limited experience conducting and managing necessary preclinical and clinical trials for our product candidates.”

Under our agreement with Vicuron, Vicuron has the obligation to prosecute patents relating to Ramoplanin that are made by Vicuron personnel or conceived jointly by our personnel and Vicuron’s personnel. We have the obligation to prosecute patents relating to Ramoplanin that are made solely by our personnel. We have the right to control any suits brought by a third party alleging that the manufacture, use or sale of Ramoplanin in our licensed field in the United States or Canada infringes upon our rights. We will bear the costs of any such actions, which could be substantial; provided that if we are obligated to pay any royalties or other payments to a third party to sell Ramoplanin as a result of this litigation, including any settlement reached with Vicuron’s consent, Vicuron is obligated to pay that expense. We also have the primary right to pursue actions for infringement of any patent licensed from Vicuron within the United States and Canada within our licensed field. Vicuron has the primary right to pursue actions for infringement of any patents that it licenses to us outside of our licensed field within the United States and Canada and for all purposes outside of the United States and Canada. If the party with the primary right to pursue the infringement action elects not to pursue it, the other party generally has the right to pursue it. The costs of any infringement actions are first paid out of any damages recovered and are then allocated to the parties depending upon their interest in the suit. The costs of pursuing any such action could substantially diminish our resources.

Our proprietary position may depend on our ability to protect trade secrets.

We rely upon trademarks, unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. We generally protect this information with confidentiality agreements that provide that all confidential information developed or made known to others during the course of the employment, consulting or business relationship shall be kept confidential except in specified circumstances. Agreements with employees provide that all inventions conceived by the individual while employed by us are our exclusive property. We cannot guarantee, however, that these agreements will be honored, that we will have adequate remedies for breach if they are not honored or that our trade secrets will not otherwise become known or be independently discovered by competitors.

We may infringe the intellectual property rights of third parties and may become involved in expensive intellectual property litigation.

The intellectual property rights of biotechnology companies, including us, are generally uncertain and involve complex legal, scientific and factual questions. Our success in developing and commercializing biopharmaceutical products may depend, in part, on our ability to operate without infringing on the intellectual property rights of others and to prevent others from infringing on our intellectual property rights.

There has been substantial litigation regarding patents and other intellectual property rights in the biopharmaceutical industry. We may become party to patent litigation or proceedings at the U.S. Patent and Trademark Office or a foreign patent office to determine our patent rights with respect to third parties which may include competitors in the biopharmaceutical industry. Interference proceedings in the U.S. Patent and Trademark Office or opposition proceedings in a foreign patent office may be necessary to establish which party was the first to discover such intellectual property. We may become involved in patent litigation against third parties to enforce our patent rights, to invalidate patents held by such third parties, or to defend against such claims. The cost to us of any patent litigation or similar proceeding could be substantial, and it may absorb significant management time. We do not expect to maintain separate insurance to cover intellectual property infringement. Our general liability insurance policy may not cover our infringement of the intellectual property rights of others, depending upon the circumstances. The aggregate coverage provided under our existing general liability insurance policy is $10 million. We do not currently intend to increase the amount of this insurance, though we will continue to evaluate the sufficiency of its coverage levels periodically. If an infringement litigation against us is resolved unfavorably, we may be enjoined from manufacturing or selling certain of our products or services without a license from a third party. We may not be able to obtain such a license on commercially acceptable terms, or at all.

We may not be able to obtain meaningful patent protection for discoveries under our government contracts.

Under our government grants and contracts, the government will have a statutory right to practice or have practiced any inventions developed under the government research contracts. In addition, under certain circumstances, such as inaction on our part or our licensees to achieve practical application of the invention or a need to alleviate public health or safety concerns not reasonably satisfied by us or our licensees, the government will have the right to grant to other parties licenses to any inventions first reduced to practice under the government grants and contracts. If the government grants such a license to a third party, our patent position may be jeopardized.

In addition, the government will have ownership rights in the data and discoveries derived from any materials furnished to us by the government.

International patent protection is uncertain.

Patent law outside the United States is uncertain and is currently undergoing review and revision in many countries. Further, the laws of some foreign countries may not protect our intellectual property rights to the same extent as U.S. laws. We may participate in opposition proceedings to determine the validity of our or our competitors’ foreign patents, which could result in substantial costs and diversion of our efforts.

Our activities will involve hazardous materials and may subject us to environmental liability.

Our research and development activities will involve the controlled use of hazardous and radioactive materials and biological waste. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and certain waste products. Although we believe that our existing safety procedures for handling and disposing of these materials comply with legally prescribed standards, we will not be able to completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, we could be held liable for damages or penalized with fines, and this liability could exceed our resources. We do not expect our company to maintain separate insurance to cover contamination or injuries relating to hazardous materials. Such liabilities may not be covered by our existing general liability insurance coverage, depending upon the circumstances. The aggregate coverage provided under our general liability insurance policy is $10 million. We do not currently intend to increase the amount of this insurance, though we will continue to evaluate the sufficiency of its coverage levels periodically.

We may not realize all of the anticipated benefits of the merger with Genesoft.

The success of our merger with Genesoft will depend, in part, on our ability to realize the anticipated synergies, cost savings and growth opportunities from integrating our business with the former business of Genesoft. Our success in realizing these benefits and the timing of this realization depends upon the successful integration of the former operations of Genesoft. The full integration of two independent companies, especially when one company is located on the West Coast and the other on the East Coast, is a complex, costly and time-consuming process. The difficulties of combining the operations of the companies and realizing the expected benefits of the merger include, among others:

•	coordinating commercial and clinical development initiatives and staffs for FACTIVE and Ramoplanin;

•	raising sufficient capital to fund the significant expenditures that are needed to launch and successfully commercialize FACTIVE and the further clinical development of Ramoplanin;

•	retaining key employees;

•	consolidating research and development operations;

•	consolidating corporate and administrative infrastructures and physical plant;

•	integrating and managing the technology of two companies; and

•	minimizing the diversion of management’s attention from ongoing business concerns.

We cannot assure you that we will realize the full benefits anticipated by us to result from the merger. In addition, we may not have sufficient capital to fully implement our strategies following the merger which may cause a delay in the launch of FACTIVE tablets and could further prevent us from realizing the anticipated benefits of the merger.

Our debt obligations expose us to risks that could adversely affect our business, operating results and financial condition.

We have a substantial level of debt. As of June 26, 2004, after giving effect to the issuance and sale of the convertible notes, we had approximately $176 million of indebtedness outstanding (excluding trade payables and accrued liabilities). The level of our indebtedness, among other things, could:

•	make it difficult for us to make payments on our debt outstanding from time to time;

•	make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service, acquisitions or general corporate purposes;

•	limit our flexibility in planning for or reacting to changes in our business;

•	reduce funds available for use in our operations;

•	impair our ability to incur additional debt because of financial and other restrictive covenants;

•	make us more vulnerable in the event of a downturn in our business; or

•	place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

If we experience a decline in revenues due to any of the factors described in this exhibit or otherwise, we could have difficulty making required payments on our indebtedness. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our indebtedness, we would be in default, which would permit the holders of our indebtedness to accelerate the maturity of the indebtedness and could cause defaults under any indebtedness we may incur in the future. Any default under our indebtedness could have a material adverse effect on our business, operating results and financial condition.

Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

Risks related to our industry

Health care insurers and other payers may not pay for our products or may impose limits on reimbursement.

Our ability to commercialize FACTIVE tablets, Ramoplanin and our future products will depend, in part, on the extent to which reimbursement for such products will be available from third-party payers, such as Medicare, Medicaid, health maintenance organizations, health insurers and other public and private payers. If we succeed in bringing FACTIVE tablets, Ramoplanin or other products in the future to market, we cannot assure you that third-party payers will pay for such products or will establish and maintain price levels sufficient for realization of an appropriate return on our investment in product development. If adequate coverage and reimbursement levels are not provided by government and private payers for use of our products, our products may fail to achieve market acceptance and our results of operations may be materially adversely affected. In addition, in December 2003 President Bush signed into law new Medicare prescription drug coverage legislation. While we cannot yet predict the impact the new legislation could have on our ability to commercialize FACTIVE tablets, Ramoplanin and any future products, the new legislation could adversely affect our anticipated revenues and results of operations, possibly materially.

Many health maintenance organizations and other third-party payers use formularies, or lists of drugs for which coverage is provided under a health care benefit plan, to control the costs of prescription drugs. Each payer that maintains a drug formulary makes its own determination as to whether a new drug will be added to the formulary and whether particular drugs in a therapeutic class will have preferred status over other drugs in the same class. This determination often involves an assessment of the clinical appropriateness of the drug and sometimes the cost of the drug in comparison to alternative products. We cannot assure you that FACTIVE tablets, Ramoplanin or any of our future products will be added to payers’ formularies, whether our products will have preferred status to alternative therapies, nor whether the formulary decisions will be conducted in a timely manner. We may also decide to enter into discount or formulary fee arrangements with payers, which could result in our receiving lower or discounted prices for FACTIVE tablets, Ramoplanin or future products.

If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, we could be forced to pay substantial damage awards.

The use of any of our product candidates in clinical trials, and the sale of any approved products, might expose us to product liability claims. We currently maintain, and we expect that we will continue to maintain, product liability insurance coverage in the amount of $10 million per occurrence and $10 million in the aggregate. Such insurance coverage might not protect us against all of the claims to which we might become subject. We might not be able to maintain adequate insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us against potential losses. In the event a claim is brought against us, we might be required to pay legal and other expenses to defend the claim, as well as uncovered damage awards resulting from a claim brought successfully against us. Furthermore, whether or not we are ultimately successful in defending any such claims, we might be required to direct financial and managerial resources to such defense and adverse publicity could result, all of which could harm our business.

Risks related to the notes and our common stock

Our debt obligations expose us to risks that could adversely affect our business, operating results and financial condition, and prevent us from fulfilling our obligations under the notes.

We have a substantial level of debt. As of June 26, 2004, we had approximately $176 million in indebtedness. The level of our indebtedness, among other things, could:

•	make it difficult for us to make payments on our debt as described below;

•	make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service, acquisitions or general corporate purposes;

•	limit our flexibility in planning for or reacting to changes in our business;

•	reduce funds available for use in our operations;

•	impair our ability to incur additional debt because of financial and other restrictive covenants;

•	make us more vulnerable in the event of a downturn in our business; or

•	place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

If we experience a decline in revenues due to any of the factors described in this Risk factors section or otherwise, we could have difficulty making required payments on our indebtedness. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our indebtedness, including the notes, we would be in default, which would permit the holders of our indebtedness to accelerate the maturity of the indebtedness and could cause defaults under any indebtedness we may incur in the future. Any default under our indebtedness could have a material adverse effect on our business, operating results and financial condition.

Other than a pledge of U.S. government securities in an amount equal to the first six scheduled interest payments on the notes for the benefit of the holders of the notes, the notes are unsecured and rank equally with our other senior indebtedness and are structurally subordinated to all liabilities of our subsidiaries.

Other than a pledge of U.S. government securities in an amount equal to the first six scheduled interest payments on the notes for the benefit of the holders of the notes, the notes are unsecured and rank equally with all of our other existing and future senior indebtedness. The notes will be effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against assets securing such debt in order to receive payment in full before those assets may be used to pay holders of the notes. As of June 26, 2004, we had $176 million of indebtedness outstanding (excluding trade payables, accrued liabilities and intercompany liabilities). We have purchased and pledged for the exclusive benefit of the holders of the notes an amount of U.S. government securities, which we expect will be sufficient, upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first six scheduled interest payments on the notes when due. The notes will not be secured by any other collateral.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, in limited cases, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

We are not restricted under the terms of the notes from incurring additional indebtedness, including senior indebtedness or secured debt. In addition, the limited covenants applicable to the notes do not restrict our ability to pay dividends, issue or repurchase stock or other securities or require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, the indentures do not afford protection to holders of the notes in the event of a fundamental change except to the extent described under “Description of Notes—Repurchase of the notes at the option of holders upon a fundamental change.”

We may be unable to repay or repurchase the notes or our other indebtedness.

At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, if a fundamental change, as defined under “Description of Notes—Repurchase of the notes at the option of holders upon a fundamental change,” occurs, you may require us to repurchase all or a portion of your notes. We may not have sufficient funds or may be unable to arrange for additional financing to pay the repurchase price of the notes or the principal amount due at maturity. Any future borrowing arrangements or debt agreements to which we become a party may contain restrictions on or prohibitions against our repayment or repurchase of the notes. If we are prohibited from repaying or repurchasing the notes, we could try to obtain the consent of lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance the borrowings, we will be unable to repay or repurchase the notes. Any such failure would constitute an event of default under the indentures which could, in turn, constitute a default under the terms of our other indebtedness.

An active public market may not develop for the notes.

In May 2004, we issued the notes in private placements. Since their initial issuance, the notes have been eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. Notes resold under this prospectus, however, will no longer trade on the PORTAL Market. We do not intend to apply for a listing of the notes on any securities exchange or automated dealer quotation system. At the time of the initial issuance of the notes, the initial purchasers advised us that they currently intended to make a market in the notes; however, they are not obligated to do so and may discontinue this market-making activity at any time without notice. In addition, market making activity by the initial purchasers will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, a market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly. In addition, the liquidity of the trading market for the notes, if any, and the market price quoted for the notes may be adversely affected by changes in interest rates in the market for comparable securities and by changes in our financial performance or prospects, as well as by declines in the prices of securities, or the financial performance or prospects of similar companies.

The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the common stock issuable upon conversion of the notes when desired or at attractive prices.

The market price of the notes is expected to be affected significantly by the market price of our common stock. The market price of our common stock is subject to significant fluctuations in response to the factors in this section and other factors, many of which are beyond our control. Over the two-year period ending June 26, 2004 the closing price of our common stock as reported on the Nasdaq National Market ranged from a high of $7.01 to a low of $1.03. The stock market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. In the past, companies that have experienced volatility have sometimes been the subject of securities class action litigation. If litigation were instituted on this basis, it could result in substantial costs and a diversion of management’s attention and resources. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Because the notes are convertible into shares of our common stock, volatility of or depressed prices for our common stock could have a similar effect on the trading price of the notes. In addition, because the notes are convertible into common stock only at a conversion price in excess of the recent trading price, a decline in our common stock price may cause the value of the notes to decline. Holders who receive common stock upon conversion of the notes also will be subject to the risk of volatility and depressed prices of our common stock.

The sale of a significant number of shares could cause the market price of our stock to decline.

Sales of substantial amounts of shares of our common stock in the public market after this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline. The indentures do not restrict our ability to issue additional shares of common stock or other securities convertible into or exchangeable for our common stock. We have used and may continue to use our common stock or securities convertible into or exchangeable for our common stock to acquire technology, product rights or businesses, or for other purposes. As of June 26, 2004, we had approximately 74,795,534 shares of common stock outstanding. In connection with the Genesoft merger, we issued approximately 29 million shares of our common stock to the former Genesoft shareholders. All of these shares are eligible for sale on the Nasdaq National Market, although certain of the shares are subject to sales volume and other limitations.

As of June 26, 2004, options to purchase approximately 8,323,956 shares of our stock upon exercise of options with a weighted average price per share of $4.16 were outstanding under our equity incentive plan and certain equity plans that we assumed in the merger with Genesoft. As of June 26, 2004, we had 5,149,102 options available for future grant. We also have 870,822 shares of common stock available for sale under our employee stock purchase plan as of June 26, 2004. As of June 26, 2004, warrants to purchase approximately 3,238,263 shares of our common stock with a weighted average exercise price per share of $4.00 were outstanding, of which 3,089,806 have been registered for resale and are therefore freely tradeable without restriction.

Conversion of the notes will dilute the ownership interests of existing stockholders.

The conversion of some or all of the notes will dilute the ownership interest of our existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

Rating agencies may provide unsolicited ratings on the notes that could reduce the market value or liquidity of the notes.

We have not requested a rating of the notes from any rating agency and believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price or liquidity of the notes and our common stock could be harmed.

The notes are not protected by restrictive covenants.

The indentures governing the notes do not contain any financial covenants or restrictions on the payment of dividends. The indentures do not restrict the issuance or repurchase of securities by us or our subsidiaries. The indentures contain no covenants or other provisions to afford you protection in the event of a highly leveraged transaction, such as a leveraged recapitalization, that would increase the level of our indebtedness, or a change in control except as described under “Repurchase of notes by us at the option of the holder upon a fundamental change.” Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indentures. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.

Adjustments to the conversion rate on the notes may result in a taxable distribution to you.

Although to date we have never paid cash dividends on our common stock, if in the future we pay a cash dividend on our common stock and there is a resulting adjustment to the conversion price, a note holder could be deemed to have received a taxable dividend subject to US federal income tax without the receipt of any cash. Other adjustments in the conversion ratio (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any such deemed dividends would be taxable as described in “Certain US federal tax consequences.”

Certain of our financial statements have been audited by Arthur Andersen LLP, and the ability to recover damages from Arthur Andersen may be limited.

Prior to June 24, 2002, Arthur Andersen LLP served as our independent public accountants. Our inability to obtain the consent of Arthur Andersen to include its report on certain financial statements audited by Arthur Andersen may limit your recovery against Arthur Andersen. SEC rules require us to include or incorporate by reference certain historical financial statements for the years ended December 31, 2001 and 2000 that were audited by Arthur Andersen. As a result of the well-publicized events concerning Arthur Andersen, we have not been able to obtain the consent of Arthur Andersen to the inclusion of its audit report in financial statements audited by them and will not be able to obtain Arthur Andersen’s consent in the future. The absence of this consent may limit any recovery to which you might be entitled against Arthur Andersen. It is also likely that these events concerning Arthur Andersen would materially adversely affect its ability to satisfy any claims we might have arising from its provision of auditing and other services to us.

Deficiency of earnings available to cover fixed charges

(in thousands)

The following table sets forth our historical deficiency of earnings available to cover fixed charges for each of our five most recent fiscal years and our pro forma deficiency of earnings available to cover ratio of earnings to fixed charges for the year ended December 31, 2003. The “pro forma” information for the six months ended June 26, 2004 reflects our issuance of $152,750,000 of 3.5% Senior Convertible Notes Due 2011, as if these events had occurred as of January 1, 2004.

	Pro Forma Six Months Ended June 26, 2004	Actual Six Month Ended June 26, 2004	Year ended December 31,
			2003	2002	2001	2000	1999
Deficiency of earnings available to cover fixed charges (1) (2)	$(34,243)	$(31,131)	$(28,072)	$(30,947)	$(9,057)	$(4,699)	$(2,774)

(1)	Earnings were inadequate to cover fixed charges. We needed additional earnings, as indicated by the deficiency of earnings available to cover fixed charges for each of the periods presented above, to achieve a ratio of earnings to fixed charges of 1.0x.
(2)	The deficiency of earnings available to cover fixed charges is computed by subtracting fixed charges from earnings before income taxes and minority interest plus fixed charges. Fixed charges consist of interest expense plus that portion of net rental expense deemed representative of interest.

Use of proceeds

The selling securityholders will receive all of the proceeds from the sale of the notes and the common stock issuable upon conversion of the notes offered by this prospectus. We will not receive any proceeds.

The selling securityholders will not cover any of the expenses that are incurred by us in connection with the registration of the notes or common stock issuable upon conversion of the notes, but they will pay any commissions, discounts and other compensation to any broker-dealers through whom they sell any of the notes or common stock issuable upon conversion of the notes.

Description of notes

The notes were issued under indentures dated as of May 10, 2004, which we refer to as the indentures, between us and U.S. Bank National Association, as trustee, which we refer to as the trustee. The terms of the notes include those expressly set forth in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act. The pledge agreement referred to below under the caption “—Security” defines the terms of the pledge that secures the payment of the first six interest payments on the notes when due.

This description of notes is intended to be a useful overview of the material provisions of the notes, the indentures and the pledge agreement. Since this description is only a summary, you should refer to the indentures and the pledge agreement for a complete description of our obligations and your rights.

For purposes of this description, references to “the Company,” “Oscient Pharmaceuticals,” “we,” “our” and “us” refer only to Oscient Pharmaceuticals Corporation and not to any of its subsidiaries.

General

The notes:

•	are our general unsecured, senior obligations (except to the extent described under “—Security” below);

•	mature on April 15, 2011, unless earlier converted, repurchased or redeemed;

•	will accrue interest at a rate of 3 1/2% per year payable in cash on each April 15 and October 15, beginning on October 15, 2004, to record holders at the close of business on the preceding April 1 and October 1, respectively, except as set forth under “—Interest”;

•	will accrue liquidated damages if we fail to comply with certain obligations as set forth under “—Registration rights”;

•	were issued in denominations of $1,000 and integral multiples of $1,000;

•	are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form (see “—Form, denomination and registration—Global notes, book-entry form”);

•	rank equally in right of payment to any of our existing or future unsecured senior indebtedness, including trade payables;

•	are redeemable by us for cash, at our option, in whole or in part, beginning on May 10, 2010 (see “—Optional redemption”); and

•	are subject to repurchase by us upon a fundamental change (as defined below).

Subject to fulfillment of certain conditions described below, the notes may be converted into shares of our common stock at an initial conversion rate of 150.5571 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $6.64 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

The registered holder of a note will be treated as the owner of it for all purposes, including, without limitation, for purposes of determining to whom we will send any notice required to be sent to holders of the notes pursuant to the indentures.

The indentures do not limit the amount or kind of debt that may be incurred by us or any of our subsidiaries.

Other than restrictions described under “—Repurchase of the notes at the option of holders upon a fundamental change” and “—Consolidation, merger and sale of assets” below, the indentures do not contain any covenants or other provisions which may afford holders of the notes protection in the event of a highly leveraged transaction involving us. We may not reissue a note that has matured or been converted, repurchased by us at the option of a holder, redeemed or otherwise canceled.

Security

We have purchased and pledged to the trustee as security for the exclusive benefit of the holders of the notes (and not for the benefit of our other creditors), U.S. government securities in such amount as will be sufficient, upon receipt of scheduled interest and principal payments of such U.S. government securities, to provide for payment in full of the first six scheduled interest payments (up to and including the interest payment due on April 15, 2007), but not additional interest which may be payable (as described under “—Registration Rights”) on the notes when due. A verification agent verified the mathematical accuracy of our computation.

The U.S. government securities were pledged by us to the trustee for the exclusive benefit of the holders of the notes and will be held by the trustee in a pledge account. Immediately prior to each of the first six interest payment dates, the trustee will release from the pledge account proceeds sufficient to pay the interest then due on the notes. A failure to pay interest on the notes when due for any of the first six scheduled interest payment dates will constitute an event of default under the indentures, with no grace period.

The pledged U.S. government securities and the pledge account will also secure the repayment of the principal amount and additional interest, if any, on the notes only to the extent provided in the following circumstance. If prior to April 15, 2007:

•	an event of default under the notes occurs and is continuing; and

•	the trustee or the holders of 25% in aggregate principal amount of the notes accelerate the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of noteholders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the notes will be accelerated automatically;

then the proceeds from the pledged U.S. government securities will be promptly released for payment to noteholders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied:

•	first, to any accrued and unpaid interest on the notes; and

•	second, to repayment of a portion of the principal amount of the notes and additional interest, if any, due on the notes.

However, if any event of default is cured prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will not be able to accelerate the notes as a result of that event of default.

For example, if the first two interest payments were made when due but the third interest payment was not made when due and the noteholders promptly exercised their right to declare the principal amount of the notes to be immediately due and payable, then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the pledged U.S. government securities are promptly distributed from the pledge account:

•	an amount equal to the interest payment due on the third interest payment would be distributed from the pledge account as accrued interest; and

•	the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes and additional interest, if any, due on the notes.

In addition, noteholders would have an unsecured claim against us for the remainder of the principal amount of their notes.

Once we make the first six scheduled interest payments on the notes, or at such earlier time when all of the notes have been repurchased or converted, all of the remaining pledged U.S. government securities, if any, will be released to us from the pledge account.

Payments on the notes; paying agent and registrar

We will pay principal, interest and liquidated damages, if any, on the notes at the office or agency designated by us in the Borough of Manhattan, The City of New York. We have initially designated U.S. Bank National Association as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

We will pay principal, interest and liquidated damages, if any, on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

Interest

The notes accrue interest at a rate of 3 1/2% per year from the date of issuance. Interest is payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2004, to record holders at the close of business on the preceding April 1 and October 1, respectively, except:

•	interest payable upon redemption will be paid to the person to whom principal is payable, unless the redemption date is an interest payment date, in which case interest shall be paid to the record holder on the relevant record date; and

•	as set forth in the next sentence.

If you convert your notes into common stock during the period after any record date but prior to the next interest payment date:

•	we will not be required to pay interest on the interest payment date if the notes have been called for redemption on a redemption date that occurs during this period, but accrued and unpaid interest on such notes will be paid on the redemption date; or

•	if otherwise, any note called for redemption that is submitted for conversion during this period must also be accompanied by an amount equal to the interest due on the interest payment date on the converted principal amount, unless at the time of the conversion there is a default in the payment of interest on the notes. See “Conversion rights.”

Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

Transfer and exchange

You may transfer or exchange notes at the office of the registrar in accordance with the indentures. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indentures. We are not required to exchange or register the transfer of

•	any note or portion thereof selected for redemption;

•	any note or portion thereof surrendered for conversion; or

•	any note or portion thereof surrendered for repurchase but not withdrawn in connection with a repurchase date.

Ranking

The notes are our general unsecured obligations (except to the extent described under “—Security,” above) and rank senior in right of payment to all existing and future debt that is expressly subordinated in right of payment to the notes. The notes rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. Other than as described under “—Security,” above, the notes effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt will be available to pay obligations on the notes only after all secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee’s claims for these payments will generally be senior to those of holders of notes in respect of all funds collected or held by the trustee.

As of June 26, 2004, we and our subsidiaries had $176 million of indebtedness outstanding (excluding trade payables and accrued liabilities), of which $1.1 million is secured.

Optional redemption

No sinking fund is provided for the notes. Prior to May 10, 2010, the notes will not be redeemable. Beginning May 10, 2010, we may redeem at any time for cash all or part of the notes, upon not less than 30 nor more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, for a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest and liquidated damages, if any, to but excluding the redemption date.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your note for redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any note during a period of 15 days before the redemption date; or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Conversion rights

General

Subject to satisfaction of the conditions described under the headings “—Conversion upon redemption,” and “—Conversion rate adjustments,” holders may convert each of their notes into shares of our common stock at an initial conversion rate of 150.5571 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $6.64 per share of common stock) prior to the close of business on April 14, 2011. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Unless you convert your notes on an interest payment date, you will not receive any cash payment representing accrued and unpaid interest or liquidated damages, if any, upon conversion of a note. Instead, upon conversion, we will deliver to you a fixed number of shares of our common stock and a cash payment to account for any fractional shares. Any cash payment for fractional shares will be based on the closing sale price of our common stock on the trading day immediately prior to the conversion date. Delivery of shares of common stock upon conversion of the notes will be deemed to satisfy our obligation to pay the principal amount of the notes and accrued and unpaid interest and liquidated damages, if any. Accrued and unpaid interest and liquidated damages, if any, will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for accrued and unpaid interest and liquidated damages, if any. The trustee will initially act as the conversion agent.

If any notes not called for redemption are converted after a record date for any interest payment date and prior to the next interest payment date, the notes must be accompanied by an amount equal to the interest payable on the next interest payment date on the converted principal amount, unless at the time of conversion there is a default in the payment of interest on the notes.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon conversion, unless the tax is due because the holder requests the shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

If a holder wishes to exercise its conversion right, the holder must deliver a conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. Holders may obtain copies of the required form of the conversion notice from the conversion agent.

If a holder has already delivered a repurchase notice as described under “—Repurchase of the notes by us at the option of holders upon a fundamental change” with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the indentures.

Conversion upon redemption

You may surrender for conversion any of your notes called by us for redemption at any time prior to the close of business one business day prior to the redemption date. If you have already submitted a note for repurchase on a fundamental change repurchase date, you may not surrender that note for conversion until you have withdrawn your repurchase election in accordance with the indentures.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate in any of the transactions described below.

(1) If we issue shares of our common stock as a dividend or distribution on our common stock, or if we effect a stock split or stock combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0   X    OS’

                          OS0

where,

CR0	=	the conversion rate in effect immediately prior to such event

CR’	=	the conversion rate in effect immediately after such event
OS0	=	the number of shares of our common stock outstanding immediately prior to such event
OS’	=	the number of shares of our common stock outstanding immediately after such event

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, at a price per share or a conversion price per share less than the sale price of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’ = CR0   X    OS0 + X

                          OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to such event
CR’	=	the conversion rate in effect immediately after such event
OS0	=	the number of shares of our common stock outstanding immediately prior to such event
X	=	the total number of shares of our common stock issuable pursuant to such rights
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average sale price of our common stock for the ten consecutive trading days prior to the business day immediately preceding the record date for the issuance of such rights

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (2) above; and

•	dividends or distributions in cash referred to in clause (4) below;

then the conversion rate will be adjusted based on the following formula:

CR’ = CR0   X        SP0

                          SP0 – FMV

where,

CR0	=	the conversion rate in effect immediately prior to such distribution
CR’	=	the conversion rate in effect immediately after such distribution
SP0	=	the average sale price per share of our common stock for the ten consecutive trading days prior to the business day immediately preceding the record date for such distribution
FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

(4) If we make cash distributions to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR0   X        SP0

                          SP0 – C

where,

CR0	=	the conversion rate in effect immediately prior to the record date for such distribution
CR’	=	the conversion rate in effect immediately after the record date for such distribution

SP0	=	the average sale price of our common stock for the ten consecutive trading days prior to the business day immediately preceding the record date of such distribution
C	=	the amount in cash per share we distribute to holders of our common stock

(5) If we or any of our subsidiaries purchase shares of our common stock pursuant to a tender offer, the conversion rate will be increased based on the following formula:

CR’ = CR0   X   AC + (SP’ X OS’)

                          OS0 X SP’

where,

CR0	=	the conversion rate in effect on the date such tender offer expires
CR’	=	the conversion rate in effect on the day next succeeding the date such tender offer expires
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid for shares purchased in such tender offer
OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender offer expires
OS’	=	the number of shares of our common stock outstanding immediately after the date such tender offer expires
SP’	=	the average sale price of our common stock for the ten days commencing on the trading day next succeeding the date such tender offer expires

If however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

To the extent that we adopt any future rights plan, upon conversion of the notes into our common stock you will receive, in addition to the common stock, the rights under the future Stockholder rights plan whether or not the rights have separated from the common stock at the time of conversion and no adjustment to the conversion rate shall be made in accordance with clause (3) above.

Except as stated herein, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

In the event of:

•	any reclassification of our common stock, or

•	a consolidation, merger or combination involving us, or

•	a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled thereafter to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We are required to give at least 15 days prior notice of any increase in the conversion rate. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase common stock in connection with a dividend or distribution of stock (or rights to acquire stock) or similar event.

Holders of the notes may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See “Certain United States federal income tax considerations—Consequences to U.S. Holders—Constructive dividends.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate.

Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Repurchase of the notes at the option of holders upon a fundamental change

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase all or any portion of your notes that is equal to $1,000 or an integral multiple of $1,000 on a repurchase date that is no earlier than 25 days and no later than 35 days after the date of our notice of the fundamental change.

The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and liquidated damages, if any, to but excluding the fundamental change repurchase date. If the repurchase date is an interest payment date, we will pay interest on the interest payment date to the record holder on the relevant record date. Otherwise, we will pay accrued and unpaid interest to the same holder that receives the principal amount to be repurchased.

A “fundamental change” will be deemed to have occurred upon a change of control event or a termination of trading (as defined below).

A “change of control event” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, sale of all or substantially all of our consolidated assets or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not all or substantially all common stock or American Depositary Shares that:

•	is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

•	is approved, or immediately after the transaction or event will be approved, for quotation on Nasdaq or any similar United States system of automated dissemination of quotations of securities prices.

A “termination of trading” will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on Nasdaq or any similar United States system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

However, notwithstanding the foregoing, a holder will not have the right to require us to repurchase its notes if the sale price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change equals or exceeds 110% of the conversion price of the notes in effect on each of those five trading days.

If a fundamental change occurs and all of the consideration for the common stock in the transaction or transactions constituting the fundamental change consists of cash, which we will refer to as a “cash buy-out,” we will pay a make-whole premium to the holders of the notes in addition to the fundamental change repurchase price of the notes on the date of repurchase.

The make-whole premium per note will equal (a) the average of the closing trading price of a note for the five trading days immediately prior to our public announcement of the cash buy-out, less (b) the greater of (i) $1,000 or (ii) the product of (x) average closing prices of our common stock for the five trading days immediately prior to our public announcement of the cash buy-out and (y) the applicable conversion rate; and will be payable in cash or common stock at our option. The make-whole premium, if any, will not be less than zero.

The “closing trading price,” for purposes of calculating the make-whole premium, on any date of determination means the average of the secondary market bid quotations per note obtained by the trustee for $2,000,000 principal amount of the notes at approximately 3:30 p.m. New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the initial purchasers, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of notes from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the closing trading price of the notes will be deemed to be less than 98% of the applicable conversion rate of the notes multiplied by the closing price of our common stock on such determination date.

On or before the 15th day after we know or reasonably should know a fundamental change has occurred, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the fundamental change repurchase date; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

If you elect to exercise your right to cause us to repurchase all or any portion of your notes, you must deliver to us or our designated agent, on or before the business day preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indentures.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to us or our agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If a fundamental change results from a change of control event, as described below, instead of paying the repurchase price in cash we may elect to pay all or a portion of the repurchase price in shares of our common stock, or, in the case of a merger in which we are not the surviving corporation, common stock or American Depositary Shares of the surviving corporation or its direct or indirect parent corporation or a combination of the applicable securities and cash, at our option. The number of shares of the applicable common stock or securities a holder will receive will equal the relevant amount of the repurchase price divided by 97% of the average sale prices of the applicable common stock or securities for the five trading days immediately preceding the second business day immediately preceding the fundamental change repurchase date. However, we may not pay any portion of the repurchase price in the applicable common stock or securities or a combination of the applicable common stock or securities and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indentures, including:

•	registration of the shares of the applicable common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

•	qualification of the shares of the applicable common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of the applicable common stock or securities on a U.S. national securities exchange or quotation thereof on an inter-dealer quotation system of any registered U.S. national securities association.

If the paying agent holds money and/or applicable stock sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and liquidated damages, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid liquidated damages, if any, upon delivery or transfer of the notes).

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified events and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale or lease of substantially all of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price in cash. See “Risk factors” under the caption “We may be unable to repay or repurchase the notes or our other indebtedness.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indentures. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

The indentures provide that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person other than us is a person either (a) organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, or (b) organized under the laws of a jurisdiction outside the United States and has common stock traded on a national securities exchange in the United States and a worldwide total market capitalization of its equity securities before giving effect to the consolidation or merger of at least U.S. $2 billion, and in either case such entity other than us expressly assumes by supplemental indenture all of our obligations under the notes and the indentures; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indentures. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, Oscient Pharmaceuticals under the indentures.

Although these types of transactions are permitted under the indentures, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

Events of default

Each of the following is an event of default:

•	default in the payment of interest (other than the first six scheduled interest payments up to and including the interest payment due on April 15, 2007) or liquidated damages, if any, on any note when due and payable and the default continues for a period of 30 days;

•	default in the payment of principal of any note when due and payable at its maturity, upon redemption, upon repurchase (including upon a fundamental change) or otherwise or default in the payment of the first six scheduled interest payments up to and including the interest payment due on April 15, 2007;

•	failure by us to comply with any of our other agreements contained in the notes or indentures for 60 days after written notice of such non-compliance has been received from the trustee or the holders of at least 25% in principal amount of the notes then outstanding;

•	default for 10 days in the performance of our conversion obligation upon exercise of a holder’s conversion rights;

•	default by us or our subsidiaries in the payment of the principal or interest on any loan agreement or other instrument under which there may be outstanding, or by which there may be evidenced any, debt for money borrowed in excess of $7.5 million in the aggregate of ours and such subsidiaries (other than indebtedness for borrowed money secured only by the real property to which the indebtedness relates and which is non-recourse to us or to such material subsidiaries), whether such debt now exists or shall hereafter be created, resulting in such debt becoming or being declared due and payable prior to its stated maturity, and such acceleration shall not have been rescinded or annulled within 30 days after written notice has been received by us or such subsidiary from the trustee or by the trustee, us and such subsidiary by the holders of at least 25% in principal amount of the notes then outstanding;

•	our failure to give you notice of your right to require us to repurchase your notes upon a fundamental change;

•	certain events involving our bankruptcy, insolvency, or reorganization (the “bankruptcy provisions”); or

•	the pledge agreement ceases to be in full force and effect, or enforceable, prior to its expiration in accordance with its terms.

If an event of default occurs and is continuing, the trustee by notice to us may, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee may request, and the trustee upon such request shall, declare 100% of the principal of and accrued and unpaid interest and liquidated damages, if any, on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest and liquidated damages, if any, will be due and payable immediately. Notwithstanding the previous sentence, in the case of an event of default arising under the bankruptcy provisions, all outstanding notes will become due and payable without further action or notice. The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, interest or liquidated damages) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest and liquidated damages on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indentures relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indentures at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest or liquidated damages, if any, when due, no holder may pursue any remedy with respect to the indentures or the notes unless:

•	such holder has previously given the trustee notice that an event of default is continuing;

•	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

•	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

•	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indentures provide that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indentures or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indentures, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indentures provide that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 60 days after it occurs. Except in the case of a default in the payment of principal of or interest or liquidated damages, if any, on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee an annual certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indentures or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of an outstanding note affected, no amendment may, among other things:

•	reduce the rate of or extend the stated time for payment of interest on any note;

•	reduce the principal amount of or change the maturity of the principal of any note;

•	make any change that impairs or adversely affects the conversion rights of any note;

•	reduce the redemption price or fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

•	modify the provisions with respect to the repurchase right of holders upon a fundamental change in a manner adverse to holders;

•	modify the provisions of the indentures or the pledge agreement relating to the pledge of securities as contemplated under “—Security” above, in a manner that adversely affects the interests of the holders of the notes in any material respect;

•	make any principal or interest on the note payable in money other than that stated in the note or other than in accordance with the provisions of the indentures;

•	impair the right of any holder to receive payment of principal of or interest or liquidated damages, if any, on such holder’s notes on or after the due dates therefor or impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

•	reduce the quorum or voting requirements under the indentures;

•	change the ranking of the notes in a manner adverse to the holders of the notes;

•	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

•	reduce the percentage of notes required for consent to any modification of the indentures.

We and the trustee may modify or amend the indentures and the notes without the consent of any holder in order to, among other things:

•	provide for our successor pursuant to a consolidation, merger or sale of assets;

•	add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us by the indentures;

•	provide for a successor trustee with respect to the notes;

•	cure any ambiguity or correct or supplement any provision in the indentures which may be defective or inconsistent with any other provision;

•	add any additional events of default with respect to the notes;

•	secure the notes;

•	increase the conversion rate, provided that the increase is in accordance with the terms of the indentures or will not adversely affect the interests of the holders of the notes;

•	supplement any of the provisions of the indentures to such extent as shall be necessary to permit or facilitate the discharge of the notes, provided that such change or modification does not adversely affect the interests of the holders of the notes;

•	make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement, provided that such change or modification does not adversely affect the interests of the holders of the notes; or

•	add or modify any other provisions with respect to matters or questions arising under the indentures which we and the trustee may deem necessary and desirable and which will not adversely affect the interests of the holders of notes.

Further issues

We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects, so that such additional debt securities shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise as, the notes.

Form, denomination and registration

The notes were issued:

•	in fully registered form; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global notes, book-entry form

Except as provided below, notes are evidenced by one or more global notes.

We have deposited the global notes with DTC and registered the notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Qualified Institutional Buyers, or QIBs, may hold their interests in a note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the note to such persons may be limited.

QIBs who are not participants may beneficially own interests in a note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”).

So long as Cede & Co., as the nominee of DTC, is the registered owner of a note, Cede & Co. for all purposes will be considered the sole holder of such note. Except as provided below, owners of beneficial interests in a note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the note.

We will pay liquidated damages, if any, and the redemption or repurchase price of a note to Cede & Co., as the registered owner of the note, by wire transfer of immediately available funds on the dates such payments are due. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts on a payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If you elect to exercise your right to cause us to repurchase all or any portion of your notes, you must deliver to us or our designated agent, on or before the business day preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indentures.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the note are credited, and only in respect of the principal amount of the notes represented by the note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for notes.

Trustee

U.S. Bank National Association is the initial trustee, security registrar, paying agent and conversion agent.

Governing law

The indentures provide that they and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Description of capital stock

Our authorized capital stock consists of 175,000,000 shares of common stock, par value $.10 per share, and 625,000 shares designated as series B restricted stock, par value $.10 per share.

The following descriptions are summaries of the material terms of our certificate of incorporation and bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, our certificate of incorporation and bylaws, copies of which are filed with the SEC.

Common stock

As of June 26, 2004, Oscient Pharmaceuticals had 74,795,534 shares of its common stock outstanding. There are no shares of series B restricted stock issued or outstanding.

Oscient Pharmaceuticals Common Stock

Voting. The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of our common stock are not authorized by our certificate of incorporation to cumulate votes for the election of directors. Directors are elected by a plurality of the votes entitled to vote and present in person or represented by proxy at the meeting.

Dividends. We have never paid cash dividends on our common stock and do not expect to pay dividends in the foreseeable future. Any decision to pay cash dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements and such other factors as our board of directors deems relevant. Holders of common stock would share ratably in any dividends that may be declared by the Oscient Pharmaceuticals board of directors.

Liquidation, Dissolution and Winding-up. In the event of our liquidation, dissolution or winding up, the holders of common stock are to receive for each share of Genome common stock held by them, prior to the holders of series B restricted stock, the greater of (a) $5.00 and (b) the amount equal to 10 times the amount available to holders of Series B restricted stock. If the assets available for distribution are insufficient to permit the full payment, then the entire amount available for distribution to the holders of common stock will be distributed pro rata among them.

Preemptive Rights, Conversion and Redemption. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of Oscient Pharmaceuticals common stock.

Oscient Pharmaceuticals Series B Restricted Stock

Oscient Pharmaceuticals’ Restated Articles of Incorporation, as amended, provide that the holders of Oscient Pharmaceuticals series B restricted stock are not entitled to vote, except as otherwise required by law or receive dividends. No shares of Oscient Pharmaceuticals series B restricted stock are outstanding and Oscient Pharmaceuticals has no current intention to issue any shares of series B restricted stock.

Advance notice of proposals and nominations

Our bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors.

No Limits on written consents

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be effected without a meeting on unanimous written consent of the stockholders.

Limits on special meetings

Our bylaws provide that special meetings of stockholders may be called at the request of the board of directors or our president.

Transfer agent and registrar

The transfer agent and registrar for Oscient Pharmaceuticals common stock is EquiServe Trust Company N.A.

Nasdaq listing

Our common stock is listed on Nasdaq under the symbol “OSCI.”

Certain United States federal income tax considerations

In general

The following is a summary of certain US federal income tax consequences (and, in the case of non-US holders, estate tax consequences) to you of the ownership and disposition of the notes and common stock received upon conversion of the notes. It:

•	is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed US Treasury Department regulations all of which are subject to change (possibly with retroactive effect) or to different interpretations;

•	does not discuss the tax consequences to you if you do not hold the notes and any common stock received upon conversion of the notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

•	does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances (such as the application of the alternative minimum tax) or that may be relevant to you because you are subject to special rules, such as rules applicable to financial institutions, tax-exempt entities, holders whose “functional currency” is not the US dollar, insurance companies, dealers in securities or foreign currencies, persons holding the notes as part of a hedge, straddle, “constructive sale,” “conversion” or other integrated transaction, or former US citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code;

•	does not discuss the effect of any state, local or foreign laws; and

•	does not discuss tax consequences to an owner of notes held through a partnership or other pass-through entity.

Please consult your own tax advisor regarding the application of US federal income tax laws to your particular situation and the consequences of federal estate and gift tax laws, state, local and foreign laws and tax treaties.

As used in this section, a US holder of a note means a beneficial owner of a note that is, for US federal income tax purposes, a citizen or resident of the United States, a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, an estate the income of which is subject to US federal income taxation regardless of its source, or a trust if (1) the trust is subject to the primary supervision of a court within the United States and one or more US persons have the authority to control all substantial decisions of the trust or (2) a valid election is in place to treat the trust as a US person. As used in this section, a non-US holder means a beneficial owner of a note that is not a US holder.

Tax consequences to US holders

This section applies to you if you are a US holder.

Payments of interest

In general, you must report interest on the notes in accordance with your accounting method. If you are a cash method taxpayer, which is the case for most individuals, you must report interest on the notes in your income when you receive it. If you are an accrual method taxpayer, you must report interest on the notes in your income as it accrues.

Under the terms of the notes, if you require us to repurchase your notes on a fundamental change, we may be obligated to pay you amounts in excess of stated interest or principal. Although the matter is not free from doubt, we intend to take the position that the payment of these additional amounts is a “remote” or “incidental” contingency and that these additional amounts should be taxable as ordinary interest income at the time they are received or accrued in accordance with the holder’s regular accounting method. It is possible, however, that the Internal Revenue Service (the “IRS”) may take a different position, in which case the timing and amount of income inclusions by a holder may be affected.

Sale, exchange, redemption or repurchase of the notes and sale or exchange of common stock

Subject to the discussion below in “Market discount and bond premium,” on the sale, exchange, redemption or repurchase of a note or sale or exchange of common stock received on conversion of a note:

•	You will have taxable gain or loss equal to the difference between the amount received by you (in the case of notes, other than amounts representing accrued and unpaid interest) and your adjusted tax basis in the note or common stock. Your tax basis is, in the case of the note, the cost of the note to you (decreased by any principal payments you receive with respect to the note) and, in the case of common stock, the basis as described below under “Conversion.”

•	Your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you held the note or, in the case of a sale of common stock received on conversion, the combination of the note and the common stock, for more than one year. The deductibility of capital losses is subject to limitation.

•	If you sell the note between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as interest, taxable as ordinary income to the extent you did not previously accrue it as income, and not as sale proceeds.

•	If, upon a fundamental change, you require us to purchase some or all of your notes and we are able to elect, and do elect to pay the purchase price in shares of our common stock or in a combination of cash and shares of our common stock, it is likely that the purchase will be treated as a recapitalization for US federal income tax purposes. Assuming the purchase is treated as a recapitalization: if we pay the purchase price solely with shares of our common stock, the exchange of the notes for common stock will be treated in the same manner as a conversion; if we elect to pay the purchase price with a combination of cash and shares of our common stock, in general you will recognize gain to the extent that the cash (excluding cash received in exchange for a fractional share) and the fair market value of the common stock exceed your adjusted tax basis in the notes that we purchase (excluding basis attributable to a fractional share), but in no event will the amount of gain that you recognize exceed the amount of cash that you receive as purchase price. In addition, you will recognize gain or loss with respect to cash received in lieu of a fractional share; any cash that you receive as payment for accrued interest will be taxable to you as interest (to the extent that you did not previously accrue it as income); and you will not be able to recognize any taxable loss.

•	If, upon a fundamental change you require us to purchase some or all of your notes and we elect to pay the purchase price in shares of our common stock or in a combination of cash and shares of our common stock, and if the purchase is not treated as a recapitalization (or otherwise as a nontaxable transaction), then the purchase will be fully taxable and you will recognize taxable gain or loss as described above, with your amount realized equal to the cash (other than cash for accrued and unpaid interest, which will be taxable as interest) plus the fair market value of the common stock that you receive.

Market discount and bond premium

Under the market discount and bond premium provisions of the Code, generally:

•	If you have purchased a note (1) at our initial offering of the notes, for an amount less than its issue price or (2) subsequent to our initial offering of the notes, for an amount less than its stated redemption price at maturity, the difference will be treated as market discount. You will be required, subject to a de minimis exception, to treat any gain on the sale, exchange (other than by a conversion of the note) or retirement of the note as ordinary income to the extent of the market discount that has not previously been included in your income and that has accrued on such note at the time of such sale, exchange or retirement. In addition, gain on the sale of common stock received on conversion of a note will be treated as ordinary income to the extent of any market discount carried over from the converted note.

•	Unless you elect to accrue under a constant yield method, any market discount will be considered to accrue ratably during the period from the date of acquisition of the debt security to the maturity date.

•	If a note has market discount, you may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued in order to purchase or carry the note until (1) the note’s maturity, (2) the note’s earlier disposition in a taxable transaction or (3) if you make an appropriate election, a subsequent taxable year in which you realize sufficient interest income with respect to the note.

•	You may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by you during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS.

•	If you have purchased a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, you generally may elect to amortize that premium from the purchase date to the maturity date under a constant yield method. Amortizable premium can generally only offset interest income on such note and may generally not be deducted against other income. Your basis in a note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by you during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS.

The rules regarding market discount and bond premium are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax adviser regarding their application.

Conversion

You generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock, and to the extent that the common stock issued upon conversion is treated as attributable to accrued interest on the debt security (which will be treated as interest).

Your adjusted basis in the common stock received on conversion of a note will be the same as your adjusted basis in the note at the time of the conversion, reduced by any basis allocable to a fractional share. The holding period for the common stock will include the holding period of the note converted.

Your adjusted basis in shares of common stock attributable to accrued interest generally will equal the amount of accrued interest included in income, and the holding period with respect to such stock will begin no later than the day following the date of conversion.

Cash received in lieu of a fractional share of common stock will be treated as a payment in exchange for a fractional share of common stock and generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and your adjusted basis allocable to the fractional share).

The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price may, in some cases, result in a constructive stock dividend taxable to you, although you would not receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate you for distributions of cash or property to our stockholders. (See “Dividends on common stock” below.)

Dividends on common stock

If, after you convert a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. Certain holders (including US individuals) may qualify for preferential rates of US federal income taxation in respect of dividend income distributed in taxable years beginning on or before December 31, 2008. US corporations may be eligible for a dividends received deduction with respect to dividend income. Constructive dividends on the notes are not eligible for these preferential rates or for the dividends received deduction. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital up to your adjusted basis in the common stock. Any remaining excess will be treated as capital gain.

If an event occurs that dilutes the note holders’ interest and the conversion price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to them.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of principal, interest and dividends paid on our notes and common stock and to the proceeds of sale of our notes and common stock paid to U.S. holders other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status. Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the taxpayer identification number you provided is incorrect.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your US federal income tax liability provided the required information is furnished to the IRS.

Tax consequences to non-US holders

This section applies to you if you are a non-US holder and the interest you receive and gain you recognize is not effectively connected with your conduct of a US trade or business. If the interest you receive and gain you recognize is effectively connected with your conduct of a US trade or business, you will be subject to rules similar to those described above for US holders. However, these rules are complex and you should consult with your tax advisors. This section assumes that we are at no time a “US real property holding corporation.” We believe that we are not a US real property holding corporation and do not expect to become such a corporation, although there can be no assurance that we will not become such a corporation. If we do become a US real property holding corporation, there could be adverse tax consequences to a non-US holder.

Interest

Subject to the discussion below concerning backup withholding, payments of interest on the notes by us or any paying agent to you will not be subject to US federal withholding tax, provided that pursuant to the “portfolio interest” exception:

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote,

•	you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us,

•	you are not a bank receiving interest on the notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business, and

•	you satisfy certain certification requirements regarding your status as a non-US holder.

Payments of interest on the notes that do not meet the above-described requirements will be subject to a US federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding.

Conversion

You generally will not recognize any income, gain or loss on converting a note into common stock. However, any gain recognized as a result of your receipt of cash in lieu of a fractional share of stock will be subject to the rules described below with respect to a sale or exchange of common stock and any stock received with respect to accrued interest may be subject to the rules for payments of interest described above.

Dividends

Subject to the discussion of backup withholding, below, dividends paid to you on common stock received on conversion of a note will be subject to a US federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding. Any taxable constructive stock dividend resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash.

Sale, exchange, redemption or repurchase of the notes and sale or exchange of common stock

Subject to the discussion of backup withholding, below, you will not be subject to US federal income tax on any gain (including gain attributable to market discount) realized on the sale, exchange, redemption or repurchase of the notes or the sale or exchange of common stock unless you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the note or common stock, and other conditions are satisfied.

Information reporting and backup withholding

The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding will not be required with respect to payments made by us or any paying agent to you, provided you meet certain certification requirements regarding your status as a non-US holder (and we or the paying agent do not have actual knowledge or reason to know that you are a US person).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of notes or common stock within the United States or conducted through US-related financial intermediaries unless you meet certain certification requirements (and we or the paying agent do not have actual knowledge or reason to know that you are a US person) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your US federal income tax liability provided the required information is furnished to the IRS.

US federal estate tax

A note held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the decedent’s gross estate for US estate tax purposes, provided that (i) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States.

Common stock held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will be included in the gross estate for the purpose of the US federal estate tax unless otherwise provided by an applicable estate tax treaty. Estates of non-resident non-citizens are generally allowed a statutory credit which has the effect of offsetting the US federal estate tax imposed on the first $60,000 of the taxable estate.

Selling stockholders

We originally issued the notes in private placements in May 2004. $143,750,000 aggregate principle amount of notes were issued to two initial purchasers pursuant to one indenture, and the remaining $9,000,000 aggregate principle amount of notes were issued to another purchaser on the same terms and conditions pursuant to a substantially identical indenture. Some of the notes were resold by the initial purchasers to persons they or their agents reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including, to the extent permitted, their transferees, pledges or donees or their successors, may use this prospectus to offer and sell the notes and the shares of our common stock issuable upon conversion of the notes.

The table below sets forth information about the beneficial ownership of the notes and shares of our common stock by each selling securityholder who has timely provided us with a completed and executed notice and questionnaire stating its intent to use this prospectus to sell or otherwise dispose of notes and/or shares of our common stock that may be issuable upon conversion of the notes.

We have prepared this table using information furnished to us by DTC and/or by or on behalf of the selling securityholders. Except as otherwise indicated below, to our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

Our registration of the notes and the shares of our common stock that may be issuable upon conversion of the notes does not mean that the selling securityholders identified below will sell all or any of these securities. In addition, the selling securityholders may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be provided in supplements to or amendments of this prospectus, or registration statement of which this prospectus is a party, if and when necessary.

Name (1)	Principal Amount of Notes Beneficially Owned That May be Sold	Number of Shares of Common Stock Issuable Upon Conversion That May be Sold (2)	Number of Shares of Common Stock Beneficially Owned After Offering (3)	Percentage of Common Stock Outstanding
[Names of selling security holders will be provided in a pre- effective amendment to this registration statement.]

Unnamed holders of notes or future transferees, pledges, donees or their successors (4)

Total

*	Less than 1%

(1) Individuals and entities who receive shares of our common stock covered by this prospectus from a selling securityholder as a gift or in connection with a pledge, after the effective date of the registration statement of which this prospectus is a part, may sell up to 500 of those shares using this prospectus.

(2) Assumes conversion of the full amount of notes held by the selling securityholder at the rate of approximately 150.5571 shares of our common stock per $1,000 in principal amount of the notes. The conversion rate and the number of shares of common stock issuable upon conversion of the notes may adjust under circumstances described under “Description Of Notes—Conversion Rights.” Accordingly, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the notes, cash will be paid instead of issuing any fractional shares. As a result, the total number of shares of Oscient common stock listed in this column [(                    )] is less than the number of shares of our common stock initially issuable upon conversion of the notes (22,997,597 shares).

(3) Assumes that the selling securityholder has sold all the shares of our common stock shown as being issuable upon the assumed conversion of notes listed next to its name and represents additional shares of our common stock beneficially owned before the offering.

(4) Assumes that the unnamed holders of the notes or future transferees, pledgees, donees or successors of or from any such unnamed holders do not beneficially own any of our common stock other than the common stock that may be issuable upon conversion of the notes. Except as indicated in note (1), no unnamed holder may use this prospectus to offer or sell notes or shares of our common stock until such unnamed holder is identified as a selling securityholder in a supplement to this prospectus.

Plan of distribution

We are registering the notes and the shares of common stock that may be issuable upon conversion of the notes for resale by the selling securityholders listed in this prospectus or in a supplement to this prospectus. The aggregate proceeds to the selling securityholders from the sale of the notes or underlying common stock will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or underlying common stock to be made directly or through agents. We will not receive any of the proceeds from the offering of the notes or the underlying shares of common stock by the selling securityholders.

The selling securityholders, or their pledgees, donees or transferees of, or other successors in interest to, the selling securityholders, may sell all or a portion of the notes and the underlying shares of common stock from time to time to purchasers directly or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters” (as this term is defined in the Securities Act). As a result, any discounts, commissions, concessions or profits they earn on the resale of the notes and the underlying common stock may be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities as underwriters under the Securities Act. Selling holders who are “underwriters” within the meaning of the Securities Act are subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

The notes and the underlying shares of our common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale, or negotiated prices. These sales may be effected in transactions:

•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the underlying shares of our common stock may be listed or quoted at the time of sale, which may include the Nasdaq National Market;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an exchange or otherwise; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the notes and the underlying shares of our common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes and the underlying shares of our common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying shares of our common stock short and deliver notes and the underlying shares of our common stock to close out short positions, or loan or pledge notes and the underlying shares of our common stock to broker-dealers that in turn may sell the notes and the underlying shares of our common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any broker-dealer or agent regarding the sale of the notes and the underlying shares of our common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the notes and the underlying shares of shares of our common stock offered by them pursuant to this prospectus. We cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying shares of our common stock by other means not described in this prospectus.

A selling securityholder may decide not to sell any notes or the common stock issuable upon conversion of the notes. In addition, any notes or underlying shares of our common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying shares of our common stock by the selling securityholders and any such other person engaged. In the addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares of our common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of our common stock.

Our outstanding common stock is quoted on the Nasdaq National Market under the symbol “OSCI”. The notes are not listed on any securities exchange. Any notes that are resold by means of this prospectus will no longer be eligible for trading in The PORTAL Market.

We entered into a registration rights agreement for the benefit of the holders of the notes to register their notes and common stock under the Securities Act laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including some liabilities under the Securities Act. We have agreed to pay substantially all the expenses incidental to the registration, offering and sale of the notes and the underlying shares of our common stock to the public other than commissions, fees and discounts of underwriters, broker-dealers and agents. Our obligation to keep the registration statement of which this prospectus is a part effective is subject to exceptions. In certain cases, we may prohibit offers and sales of notes and the underlying shares of our common stock pursuant to such registration statement.

Validity of notes and common stock

The validity of the notes and the shares of Oscient common stock issuable upon conversion of the notes will be passed upon for us by our counsel, Ropes & Gray LLP, Boston, Massachusetts.

Experts

The consolidated financial statements of Oscient Pharmaceuticals Corporation as of December 31, 2003 and 2002 and for the years then ended, included in our Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Genesoft Pharmaceuticals, Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in our Periodic Reports on Form 8-K/A, filed on January 30, 2004 and April 16, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

Securities and Exchange Commission registration fee	$19,353.43
Printing and engraving expenses	$30,000
Accountant’s fees and expenses	$10,000.00
Legal fees and expenses	$50,000
Miscellaneous expenses	$10,000
Total	$119,353.43

All of the amounts shown are estimates except for the fee payable to the Commission.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is organized under the laws of The Commonwealth of Massachusetts. The Massachusetts Business Corporation Law provides that indemnification of directors, officers, employees, and other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, may be provided by the corporation to whatever extent specified in its charter documents or votes adopted by its shareholders, except that no indemnification may be provided for any person with respect to any matter as to which the person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. Under Massachusetts law, a corporation can purchase and maintain insurance on behalf of any person against any liability incurred as a director, officer, employee, agent, or person serving at the request of the corporation as a director, officer, employee, or other agent of another organization or with respect to any employee benefit plan, in his capacity as such, whether or not the corporation would have power to itself indemnify him against such liability.

The Company’s Restated Articles of Organization, as amended to date, provide that its directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Massachusetts Business Corporation Law as in effect at the time such liability is determined. The By-Laws provide that the Company shall indemnify its directors and officers to the full extent permitted by the laws of The Commonwealth of Massachusetts. In addition, the Company holds a Directors and Officer Liability and Corporate Indemnification Policy.

ITEM 16. EXHIBITS

Exhibit Number	Description of Document
4.1	Indenture dated as of May 10, 2004, between the Registrant and U.S. Bank National Association, as trustee, including the form of 3.5% Convertible Subordinated Note due 2011 attached as an exhibit thereto.

4.2	Pledge Agreement dated as of May 10, 2004 by and among the Registrant and U.S. Bank National Association as Trustee and Pledged Securities Intermediary.

4.3	Registration Rights Agreement dated as of May 10, 2004 by and among the Registrant and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Initial Purchasers.

4.4	Indenture dated as of May 10, 2004, between the Registrant and U.S. Bank National Association, as trustee, including the form of 3.5% Convertible Subordinated Note due 2011 attached as an exhibit thereto.

4.5	Pledge Agreement dated as of May 10, 2004 by and among the Registrant and U.S. Bank National Association as Trustee and Pledged Securities Intermediary.

4.6	Registration Rights Agreement dated as of May 25, 2004 by and among the Registrant and Smithfield Fiduciary, LLC.

5.1	Opinion of Ropes & Gray.*

12.1	Statement Regarding Calculation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on the signature page of this registration statement).

25.1	Statement of Eligibility of Trustee on Form T-1.*

*	To be filed by amendment.

ITEM 17. UNDERTAKINGS

(a)	The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, The Commonwealth of Massachusetts, on August 6, 2004.

OSCIENT PHARMACEUTICALS CORP.

/s/ STEVEN M. RAUSCHER
Name:	Steven M. Rauscher
Title:	President, Director and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Steven M. Rauscher and Stephen Cohen, and each of them singly, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement on Form S-3 and any and all amendments (including post-effective amendments) to said registration statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ STEVEN M. RAUSCHER Steven M. Rauscher	Director, President and Chief Executive Officer (Principal Executive Officer)	August 6, 2004

/s/ STEPHEN COHEN Stephen Cohen	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 6, 2004

/s/ DAVID B. SINGER	Director and Chairman of the Board	August 6, 2004
David B. Singer

/s/ LUKE EVNIN	Director	August 6, 2004
Luke Evnin.

/s/ ROBERT J. HENNESSEY	Director	August 6, 2004
Robert J. Hennessey

/s/ VERNON R. LOUCKS, JR.	Director	August 6, 2004
Vernon R. Loucks, Jr.

/s/ NORBERT G. RIEDEL	Director	August 6, 2004
Norbert G. Riedel, Ph.D.

/s/ WILLIAM S. REARDON	Director	August 6, 2004
William S. Reardon

/s/ WILLIAM RUTTER	Director	August 6, 2004
William Rutter

/s/ DAVID K. STONE	Director	August 6, 2004
David K. Stone

/s/ PAMELA KIRBY	Director	August 6, 2004
Pamela Kirby

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	Indenture dated as of May 10, 2004, between the Registrant and U.S. Bank National Association, as trustee, including the form of 3.5% Convertible Subordinated Note due 2011 attached as an exhibit thereto.

4.2	Pledge Agreement dated as of May 10, 2004 by and among the Registrant and U.S. Bank National Association as Trustee and Pledged Securities Intermediary.

4.3	Registration Rights Agreement dated as of May 10, 2004 by and among the Registrant and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Initial Purchasers.

4.4	Indenture dated as of May 10, 2004, between the Registrant and U.S. Bank National Association, as trustee, including the form of 3.5% Convertible Subordinated Note due 2011 attached as an exhibit thereto.

4.5	Pledge Agreement dated as of May 10, 2004 by and among the Registrant and U.S. Bank National Association as Trustee and Pledged Securities Intermediary.

4.6	Registration Rights Agreement dated as of May 25, 2004 by and among the Registrant and Smithfield Fiduciary, LLC.

5.1	Opinion of Ropes & Gray.*

12.1	Statement Regarding Calculation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on the signature page of this registration statement).

25.1	Statement of Eligibility of Trustee on Form T-1.*

*	To be filed by amendment.